Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

between

ZENA ENERGY L.L.C.,

as Seller,

and

BKV CHELSEA, LLC,

as Buyer

dated

May 11, 2017

i

4.21	Applicable Contracts Subject to Confidentiality Restrictions	31
4.22	Operation of the Assets	31
4.23	Personal Property	31
4.24	Credit Support	31
4.25	Insurance	32
4.26	Transactions with Affiliates	32
4.27	Surface Access	32
4.28	Casualty Events	32
4.29	Production Contracts	32
4.30	Records	32
4.31	Governmental Authorizations	32
4.32	Non-Consent Operations	33
4.33	Related Party Contracts and Arrangements	33
4.34	Trade Payables	33
4.35	Areas of Mutual Interest	33
4.36	Tag-Along Rights	33

ARTICLE V	BUYER’S REPRESENTATIONS AND WARRANTIES	34

5.1	Organization, Existence and Qualification	34
5.2	Authority, Approval and Enforceability	34
5.3	No Conflicts	34
5.4	Consents	34
5.5	Bankruptcy	34
5.6	Litigation	35
5.7	Financing	35
5.8	Regulatory	35
5.9	Independent Evaluation	35
5.10	Brokers’ Fees	35
5.11	Accredited Investor	35

ARTICLE VI	CERTAIN AGREEMENTS	36

6.1	Conduct of Business	36
6.2	Replacement of Credit Support	37
6.3	Record Retention	37
6.4	Amendment of Schedules	38
6.5	Updates to Exhibit A	38

ARTICLE VII	BUYER’S CONDITIONS TO CLOSING	38

7.1	Representations and Warranties	38
7.2	Performance	39
7.3	No Legal Proceedings	39
7.4	Title Defects; Environmental Defects; Preferential Purchase Rights; Required Consents	39
7.5	Closing Deliverables	39

ARTICLE VIII	SELLER’S CONDITIONS TO CLOSING	39

8.1	Representations and Warranties	39
8.2	Performance	40
8.3	No Legal Proceedings	40
8.4	Title Defects; Environmental Defects; Preferential Purchase Rights; Required Consents	40
8.5	Closing Deliverables	40

ARTICLE IX	CLOSING	40

9.1	Date of Closing	40
9.2	Place of Closing	40
9.3	Closing Obligations	40
9.4	Records	42

ARTICLE X	ACCESS/DISCLAIMERS	42

10.1	Access	42
10.2	Confidentiality	43
10.3	Disclaimers	43

ARTICLE XI	TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS	45

11.1	Seller’s Title	45
11.2	Notice of Title Defects ; Defect Adjustments	46
11.3	Title Dispute Resolution	48
11.4	Casualty Loss	49
11.5	Preferential Purchase Rights; Required Consents	49

ARTICLE XII	ENVIRONMENTAL MATTERS	51

12.1	Environmental Defects	51
12.2	NORM, Wastes and Other Substances	53

ARTICLE XIII	ASSUMPTION AND RETENTION; INDEMNIFICATION; SURVIVAL	54

13.1	Assumption and Retention of Liabilities and Obligations	54
13.2	Indemnities of Seller	54
13.3	Indemnities of Buyer	54
13.4	Limitation on Liability	55
13.5	Express Negligence	55
13.6	Exclusive Remedy	56
13.7	Indemnification Procedures	56
13.8	Time Limitations	58
13.9	Waiver of Right to Rescission	58
13.10	Insurance	58

13.11	Non-Compensatory Damages	58
13.12	Tax Treatment of Indemnification Payments	59
13.13	Mitigation	59

ARTICLE XIV	TERMINATION, DEFAULT AND REMEDIES	59

14.1	Right of Termination	59
14.2	Effect of Termination	60
14.3	Distribution of Deposit Upon Termination	60
14.4	Return of Documentation and Confidentiality	62

ARTICLE XV	MISCELLANEOUS	62

15.1	Exhibits and Schedules	62
15.2	Expenses and Taxes	62
15.3	Assignment	63
15.4	Preparation of Agreement	63
15.5	Publicity	63
15.6	Notices	64
15.7	Further Cooperation	65
15.8	Recordation of Documents	65
15.9	Entire Agreement; Conflicts	66
15.10	Parties in Interest	66
15.11	Amendment	66
15.12	Waiver; Rights Cumulative	66
15.13	Governing Law	67
15.14	Arbitration; Jury Waiver	67
15.15	Severability	68
15.16	Counterparts	68
15.17	Confidentiality	68
15.18	No Vicarious Liability	68
15.19	Reliance	68
15.20	Exclusivity	69

EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	—	Leases (WI/NRI)
Exhibit A-1	—	Wells (WI/NRI) and Allocated Values
Exhibit A-2	—	Undeveloped Acreage and Allocated Values
Exhibit C	—	Form of Assignment
Exhibit D	—	Rights-of-Way and Surface Access
Exhibit E	—	Form of Non-Foreign Affidavit
Exhibit F	—	Form of Seller’s Certificate
Exhibit G	—	Form of Buyer’s Certificate
Exhibit H	—	Form of Escrow Agreement

SCHEDULES:

Schedule TA	—	Transaction Area
Schedule PE	—	Permitted Encumbrances
Schedule 1.1	—	Warren AFEs
Schedule 4.4	—	Required Consents
Schedule 4.7	—	Litigation
Schedule 4.8	—	Material Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10	—	Preferential Purchase Rights
Schedule 4.11	—	Royalties; Expenses; Etc.
Schedule 4.13	—	Current Commitments
Schedule 4.14(a)	—	Environmental Claims
Schedule 4.14(b)	—	Hazardous Substances
Schedule 4.15	—	Property Taxes and Impact Fees
Schedule 4.16	—	Tax Partnerships
Schedule 4.18	—	Suspense Funds
Schedule 4.19	—	Wells
Schedule 4.20	—	Leases
Schedule 4.23	—	Personal Property
Schedule 4.24	—	Credit Support
Schedule 4.25	—	Insurance
Schedule 4.26	—	Transactions with Affiliates
Schedule 4.29	—	Production Contracts
Schedule 4.31(a)	—	Maintenance of Governmental Authorizations
Schedule 4.31(b)	—	Governmental Authorizations
Schedule 4.32	—	Non-Consent Operations
Schedule 4.33	—	Related Party Contracts and Arrangements
Schedule 4.34	—	Trade Payables
Schedule 4.35	—	Areas of Mutual Interest
Schedule 4.36	—	Tag-Along Rights
Schedule 6.1	—	Conduct of Business
Schedule 10.1	—	Additional Diligence Materials

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of May 11, 2017 (the “Execution Date”), and is between ZENA ENERGY L.L.C., an Oklahoma limited liability company (“Seller”), and BKV CHELSEA, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are each a “Party”, and collectively, the “Parties”.

RECITALS

WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as hereinafter defined) in the manner and on the terms and conditions set forth in this Agreement.

AGREEMENT

THEREFORE, for and in consideration of the mutual promises contained in this Agreement, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in this Section 1.1, unless the context otherwise requires.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.6.

“Accounting Arbitrator Partiality Notice” shall have the meaning set forth in Section 3.6.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“AFEs” shall have the meaning set forth in Section 4.13.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocable Amount” shall have the meaning set forth in Section 3.8.

“Allocated Value” shall have the meaning set forth in Section 3.7.

“Allocation Schedule” shall have the meaning set forth in Section 3.8.

“Applicable Contracts” shall mean all Contracts (a) by which any of the Assets are bound and that will become binding on Buyer after the Closing and/or (b) that primarily relate to the ownership, operation or development of the Assets.

“Arbitration Demand” shall have the meaning set forth in Section 15.14.

“Assets” shall mean, collectively, all of Seller’s right, title, interest and estate, whether legal, equitable, present, contingent or reversionary, in and to the following, less and except the Excluded Assets:

(a) the oil, gas and mineral leases, subleases, operating rights, force pooled interests, non-consent interests, farmout rights, and fee mineral interests located within the Transaction Area, including, but not limited to, those more particularly described in Exhibit A; whether producing or non-producing, together with all top leases, amendments, renewals, extensions or ratifications thereof (collectively, the “Leases”), together with any and all other rights, titles and interests of Seller in and to (i) the leasehold estates created thereby, subject to the terms, conditions, covenants and obligations set forth in the Leases and (ii) the lands covered by the Leases or included in Units with which the Leases may have been pooled or unitized (the “Lands”), including in each case, without limitation, Working Interests, Net Revenue Interests, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character;

(b) all oil, gas, water, CO2, injection, and disposal wells located on the Leases and the Lands or on other leases or lands with which the Leases and/or the Lands may have been pooled or unitized, (such interest in such wells, including the wells set forth in Exhibit A-1, the “Wells”), and in all Hydrocarbons produced therefrom or allocated thereto and the proceeds thereof;

(c) all rights and interests in, under or derived from all unitization, communitization or pooling agreements in effect with respect to any of the Leases, Lands and/or Wells and the units created thereby (the “Units”; the Leases, the Lands, the Wells and the Units being collectively referred to hereinafter as the “Properties”), and in all Hydrocarbons produced therefrom or allocated thereto (along with the Hydrocarbons produced in clause (b) above, the “Production”) and the proceeds thereof;

(d) all Applicable Contracts and all other Contracts set forth on Schedule 4.8, including all rights and remedies arising thereunder or with respect thereto, but excluding (i) Hedge Contracts, (ii) Debt Contracts and (iii) any Related Party Contracts;

(e) all Rights-of-Way to the extent that they are used or held for use in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets;

(f) all tangible personal property, equipment, machinery, facilities, fixtures, furniture, office supplies, and office equipment, telephones and radio or other telecommunications systems and equipment, and other personal and mixed property used primarily in connection with or located on the Properties or the other Assets described above as of the Effective Time, including, without limitation, well equipment, well heads, gauges, valves, heaters, casing, rods, tanks, boilers, tubing, pumps, motors, inventory, separators, dehydrators, compressors, compression equipment, treaters, vessels, power lines, SCADA equipment, meters, flow lines, gathering lines, water lines, transmission lines, pipelines, gathering systems, processing and separation facilities, automation systems including meters and related telemetry on Wells, telephone and communication lines, structures, materials and other appurtenances or items used in the operation thereof, including, for purposes of clarity, the P&G Water Impound/Intake Facility (collectively, the “Personal Property”);

(g) any Imbalances relating to the Properties or other Assets;

(h) all geophysical, seismic and related technical data owned or licensed by Seller and relating to any of the Properties that is transferable without the (i) payment of a fee or other penalty to any Third Party or (ii) receipt of the consent of any applicable Third Party (unless (x) Buyer agrees in writing to pay such fee or penalty and/or (y) such Third Party consent is received and/or waived);

(i) all right, remedies, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, against any Third Party which Seller might now or subsequently may have, to the extent specifically based on, relating to or arising out of the Assumed Obligations, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and all rights and remedies of any kind arising under or with respect to any Applicable Contracts ((x) whether related to periods of time occurring before, on or after the Effective Time and (y) including audit and other similar rights (including, for purposes of clarity, the right to receive refunds or other proceeds related to or payable in connection with the exercise of any such rights)) and where necessary to give effect to the assignment of any of the foregoing, Seller grants to Buyer the right to be subrogated thereto, except, in each case, to the extent relating to obligations retained by Seller pursuant to this Agreement (including the Retained Obligations) or matters for which Seller has an indemnity obligation under this Agreement;

(j) all franchises, licenses, permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties that relate to, or arise from, the Assets and/or the ownership or operation thereof;

(k) all (i) rights, remedies, claims, defenses and causes of action and (ii) rights to claims against, warranties made by, insurance proceeds held by, and indemnities and releases from, Third Parties, in each case, to the extent relating to any of the Assets on or after the Effective Time or to any of the Assumed Obligations;

(l) all (i) trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; (ii) inchoate liens and security interests in favor of Seller or any of its Affiliates under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as the non-operator of any Property; and (iii) indemnity, contribution, and other such rights in favor of Seller or any of its Affiliates, except, in each case, to the extent relating to obligations retained by Seller pursuant to this Agreement (including the Retained Obligation) or matters for which Seller has an indemnity obligation under this Agreement;

(m) all of the rights, titles and interests of Seller or any of its Affiliates in and to all of the original (or copies if originals are not available) and electronic format, if available, files, records, information and data, whether written or electronically stored, relating primarily to the Assets (the “Records”), including, without limitation, (i) land and title records (including abstracts of title, division order files, ownership reports, title opinions and title curative documents); (ii) lease files; (iii) contract files; (iv) correspondence; (v) operations, engineering, geological, environmental, production, accounting and tax records (other than those solely relating to Income Taxes of Seller) and (vi) facility, field and well records; and

(n) the Suspense Funds.

“Assignment” shall mean an Assignment and Bill of Sale, in the form attached as Exhibit C.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Casualty Event” shall have the meaning set forth in Section 11.4.

“Claim” shall have the meaning set forth in Section 13.7(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in Section 15.17.

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated as of November 9, 2016, by and between LSB Chemical L.L.C. and Kalnin.

“Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and development agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; operating agreements; balancing agreements; unitization agreements; processing agreements; facilities or equipment leases; production handling agreements; and other similar contracts, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real property related to or used or held for use in connection with the operations of any of the Assets.

“Credit Support” shall have the meaning set forth in Section 4.24.

“Cure Period” shall have the meaning set forth in Section 11.2(b).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment (directly or indirectly) of the Assets to Buyer that are customarily, and legally permitted to be, obtained after such assignment of properties similar to the Assets.

“Debt Contract” shall mean any indenture, mortgage, loan, credit, sale-leaseback or similar agreement entered into by either Seller or any of its Affiliates creating indebtedness on the part of such Seller or its Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, such Seller or its Affiliates.

“Defect Deductible” shall mean one percent (1.0%) of the unadjusted Purchase Price.

“Defensible Title” shall mean such record title of Seller to the Assets that, as of the Effective Time and immediately prior to the Closing and subject to Permitted Encumbrances:

(a) With respect to each Lease or Well, entitles Seller to receive during the entirety of the productive life of such Lease or Well not less than the Net Revenue Interest share identified for such Lease or Well in Exhibit A or Exhibit A-1, as applicable, of all Hydrocarbons produced, saved and marketed from or attributable to such Lease or Well, except for (i) decreases in connection with those operations in which Seller or any of its successors or assigns may, from and after the Execution Date, elect to be a non-consenting party with respect to any such Asset as and when permitted by this Agreement, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units affecting such Lease or Well, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries (which are covered in Section 3.3), and (iv) as otherwise expressly set forth in and readily apparent on the face of Exhibit A or Exhibit A-1, as applicable;

(b) for each Lease or Well, obligates Seller to bear during the entirety of the productive life of such Lease or Well not more than the Working Interest set forth in Exhibit A or Exhibit A-1, as applicable, for such Lease or Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest in or to such Lease or Well, (iii) increases resulting from the establishment or amendment from and after the Execution Date of pools or units to the extent such establishment or amendment is permitted under Section 6.1, and (iv) as otherwise expressly set forth in and readily apparent on the face of Exhibit A or Exhibit A-1, as applicable;

(c) with respect to each Lease or parcel of Undeveloped Acreage, entitles Seller to the Net Acres set forth on Exhibit A or Exhibit A-2, as applicable, with respect to such Lease or parcel of Undeveloped Acreage; and

(d) with respect to each Asset is free and clear of all Encumbrances other than the Permitted Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2.

“Dispute Notice” shall have the meaning set forth in Section 3.5.

“Disputed Title Matter” shall have the meaning set forth in Section 11.3.

“Effective Time” shall mean 12:01 a.m. (Prevailing Eastern Time) on May 1, 2017.

“Employee” shall mean any current or former officer, employee, individual consultant or other individual service provider of Seller or any of its Affiliates, including, for purposes of clarity, each officer, employee, individual consultant or other individual service provider of any services related to ownership, operation or develop of any the Assets.

“Encumbrance” shall mean any lien, encumbrance, pledge, mortgage, charge, collateral assignment, deed of trust or security interest, trust or any preferential arrangement having the practical effect of any of the foregoing (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any Lease in the nature thereof), other encumbrance, defect, irregularity or other similar rights of any Third Party with respect to any applicable Asset.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by Seller or any Affiliate thereof, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Condition” shall mean any condition or circumstance that causes an Asset not to be in compliance with Environmental Laws, or that requires reporting to a Governmental Authority or Remediation pursuant to Environmental Laws, or that presents an imminent and substantial endangerment to human health or the environment, including any failure to obtain permits, prepare plans, submit reports, or install and operate equipment required pursuant to Environmental Laws.

“Environmental Defect” shall mean, subject to Section 12.1, any Environmental Condition with respect to an Asset that is not set forth on Schedule 4.14(a) or (b).

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Defect Property” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all applicable federal, state, local and foreign Laws in effect as of the Execution Date, including common law, relating to pollution or the protection of health, safety and welfare or the environment (including, without limitation, ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, those Laws relating to (a) Releases or threatened Releases of, or exposure to, Hazardous Substances, (b) the generation, storage, handling, use, treatment, transportation, disposal or other management of chemicals and other Hazardous Substances, (c) recordkeeping, notification, disclosure, or reporting requirements regarding Hazardous Substances, and (d) endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.

“Environmental Liability” shall mean any direct, indirect, pending or threatened Liability (including, for purposes of clarity, Environmental Claims), whether, known or unknown, based on negligence, strict liability or otherwise, arising under or relating to any Environmental Law, including natural resources damages.

“Escrow Account” shall have the meaning set forth in Section 3.2.

“Escrow Agent” shall have the meaning set forth in Section 3.2.

“Escrow Agreement” shall have the meaning set forth in Section 3.2.

“Excluded Assets” shall mean the following:

(a) all of Seller’s corporate minute books, financial records, tax records and other business records that relate to Seller’s business generally (including the ownership, operation and/or development of the Assets that relate to Seller’s business or Income Taxes);

(b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time, except to the extent any of the foregoing specifically relates to any of the Assumed Obligations;

(c) all claims and causes of action of Seller arising under or with respect to any Applicable Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), except to the extent any of the foregoing relates to or could relate to any of the Assumed Obligations;

(d) subject to Section 11.4, all rights and interests relating to the Assets (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, except to the extent relating to any Assumed Obligation;

(e) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; provided, Seller shall retain the right to the proceeds for all Hydrocarbons produced prior to the Effective Time whether sold before or after the Effective Time;

(f) all claims of Seller or its Affiliates for refunds of (i) production or any other Taxes paid by Seller or its Affiliates with respect to the Assets that are attributable to any period prior to the Effective Time, (ii) Income Taxes paid by Seller or its Affiliates or (iii) any Taxes attributable to the Excluded Assets, except to the extent any of the foregoing relate to any of the Assumed Obligations;

(g) all personal computers and associated peripherals and all radio and telephone equipment;

(h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property (excluding, for purposes of clarity, geophysical and other seismic and related technical data and information);

(i) all documents and instruments of Seller that may be protected by an attorney-client privilege to the extent specifically relating to the Retained Obligations;

(j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties;

(k) solely to the extent relating to the Retained Obligations, all audit rights arising under any of the (i) Applicable Contracts or otherwise with respect to any period prior to the Effective Time or (ii) other Excluded Assets, except for any Imbalances;

(l) all documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Representatives and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(m) any offices, office leases and any office furniture or office supplies located in or on such offices or office leases;

(n) any assets described in subsections (d), (e) or (h) of the definition of “Assets” that are excluded pursuant to Section 11.2(c)(ii), Section 11.5 or Section 12.1(b)(ii); and

(o) the employee personnel files of any Employee of Seller.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Final Price” shall have the meaning set forth in Section 3.5.

“Final Settlement Statement” shall have the meaning set forth in Section 3.5.

“Fundamental Representation” shall mean the representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.14, 4.15, 4.16, and 4.17.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Gap Period Property Losses” shall mean all Liabilities for property damage or personal injury or death (a) that arise from or are attributable to (i) the ownership, operation or development of the Assets and (ii) the period of time occurring prior to the Closing, and (b) for which Seller receives insurance proceeds with respect to such Liabilities, but only to the extent of the amount of such insurance proceeds so received.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Governmental Authorizations” shall have the meaning set forth in Section 4.31.

“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2, or words of similar meaning and regulatory effect under Environmental Law.

“Hedge Contract” shall mean any contract to which either Seller or any of its Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” shall mean oil, condensate, gas, casinghead gas, coalbed methane and all other liquid or gaseous hydrocarbons, any other hydrocarbons produced or processed in association therewith, or any combination thereof.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Impact Fees” shall mean all impact, spud and/or similar fees measured by or imposed on any the Assets (or produced therefrom) under the Laws of the Commonwealth of Pennsylvania (including, for purposes of clarity, any such fees that are imposed by any Governmental Authority under such Laws).

“Income Tax Liability” shall mean any Liability of Seller or its Affiliates attributable to any Income Tax that was or is attributable to Seller’s ownership of the Assets.

“Income Taxes” shall mean all federal, state and local Taxes measured by or imposed on the net or gross income, profits or revenues of a Person (including all franchise Taxes imposed by a state and measured on a Person’s gross or net income, net worth and/or capital for the privilege of engaging in business in that state (including, for purposes of clarity, the Texas margin Tax Liability)).

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall have the meaning set forth in Section 13.4(a).

“Intermediate Owner” shall have the meaning set forth in Section 4.6.

“Insurance Policies” shall have the meaning set forth in Section 4.25.

“Invasive Activities” shall have the meaning set forth in Section 10.1(c).

“Kalnin” shall mean Kalnin Ventures LLC, a Colorado limited liability company, and an Affiliate of Buyer.

“Knowledge” shall mean with respect to Seller, the actual knowledge (without a duty of investigation) of any fact, circumstance or condition by Mark Behrman or Michael J. Foster.

“Lands” shall have the meaning set forth in the definition of “Assets”.

“Law” shall mean any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in the definition of “Assets”.

“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, Taxes, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage or remediation.

“Material Adverse Effect” shall mean event(s) or circumstance(s) that individually or in the aggregate, are material and adverse to: (i) the ownership, operation or value of the Assets, taken as a whole; or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement or the performance of its obligations hereunder, provided, however, that, whether individually or in the aggregate, the following shall not alone be deemed to constitute, create, or cause a Material Adverse Effect: (a) entering into this Agreement or making any public announcements of the transactions contemplated by or related to this Agreement, other than any such announcement involving or relating to any breach by Seller of any of its contractual or other binding obligations to any Third Party (including any Governmental Authority) or under this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located or in the United States; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including storms or meteorological events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (g) a change in Laws from and after the Execution Date that are applicable to the Assets and/or Seller; and (h) natural declines in well performance, except in the case of clauses (b), (c), (d), (e) or (g) hereof, such changes, circumstances or effects that have a disproportionate impact on Seller when compared to similarly situated owners and/or operators of oil and gas assets in the region where the Assets are located shall be deemed to create, cause or constitute a Material Adverse Effect.

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Net Acres” shall mean, as computed separately with respect to each Lease or parcel of Undeveloped Acreage, (a) the number of gross acres in the Lands covered by such Lease or such Undeveloped Acreage, multiplied by (b) the lessor’s fee interest in Hydrocarbons covered by such Lease or parcel of Undeveloped Acreage, multiplied by (c) Seller’s undivided interest in and to such Lease or Undeveloped Acreage, as applicable, provided that if items (b) and/or (c) vary as to different areas of such lands covered by such Lease, a separate calculation shall be done for each such area.

“Net Revenue Interest” shall mean, with respect to any Property, the decimal interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Property, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production of Hydrocarbons therefrom.

“NORM” shall mean naturally occurring radioactive material.

“Operating Expenses” shall have the meaning set forth in Section 2.3.

“P&A Obligations” shall mean, collectively, Liabilities, regardless of whether such Liabilities arose or arise on, before, or after the Closing Date, relating to the following applicable plugging, replugging, abandonment, removal, site clearance, site survey, remediation, disposal and restoration operations, in each case to be conducted in compliance with applicable Laws and Applicable Contracts, and in accordance with the methods and practices of a reasonably prudent owner and/or operator, as applicable, of upstream oil and gas properties similar to the Assets and located in the Transaction Area:

(a) to plug, abandon, remove, dismantle, decommission and/or dispose, as applicable, all Wells, structures, facilities, flow lines, pipelines and other equipment located on the Lands;

(b) to replug any Well located on the Lands and drilled in connection with or under any of the Leases;

(c) to flush, cap, pickle, bury and/or remove, as applicable, all flow lines and other pipelines now or hereafter used in connection with the Assets; and

(d) to reclaim and/or restore any Well sites located on the Lands if, and to the extent, required by applicable Law.

“P&G Water Impound/Intake Facility” shall mean that certain water impound/intake facility located in Wyoming County, Pennsylvania and operated by Warren Resources, Inc.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Pending Actions” shall mean the items set forth on Schedule 4.7.

“Permitted Encumbrances” shall mean:

(a) all lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of the production of Hydrocarbons from the Assets, that are of record, held by Third Parties and in existence as of the Effective Time, if the net cumulative effect of such burdens does not operate to reduce the Net Acres or Net Revenue Interest of Seller in any Property to an amount less than the Net Acres or Net Revenue Interest set forth on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property and do not obligate Seller to bear a Working Interest for such Property in any amount greater than the Working Interest set forth on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property (without at least a proportionate increase in the Net Revenue Interest from that shown on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property);

(b) the terms and conditions of the Rights-of-Way included in the Assets;

(c) the Preferential Purchase Rights set forth on Schedule 4.10, which, if applicable, have been validly waived by the appropriate Third Party or Third Parties that hold such Preferential Purchase Rights or for which the time period for asserting such Preferential Purchase Rights by the holder thereof has expired without the valid exercise of such rights or the existence of any actual or threatened dispute or disagreement with respect thereto;

(d) liens for Taxes or assessments not yet due or delinquent or if delinquent, that are being contested in good faith in the normal course of business as set forth on Schedule PE;

(e) Customary Post-Closing Consents;

(f) such Title Defects as Buyer may have (i) expressly waived in writing or (ii) been deemed to have waived pursuant to Section 11.2;

(g) all applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to own, operate or use such Asset in a manner which would not reasonably be expected to materially impair the use, value, ownership and/or operation of such Asset and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit, in each of the foregoing described cases, to the extent that same do not (or would not reasonably be expected to), individually or in the aggregate, either (A) reduce the Net Acres or Net Revenue Interest of Seller in any Property to an amount less than the Net Acres or Net Revenue Interest set forth on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property or (B) obligate Seller to bear a Working Interest for such Property in any amount greater than the Working Interest set forth on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property (without at least a proportionate increase in the Net Revenue Interest from that shown on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property);

(h) rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership to the extent such rights do not (or would not reasonably be expected to), individually or in the aggregate, materially impair the value, ownership, operation and/or use of any of the Assets and to the extent that same do not, individually or in the aggregate, reduce the Net Acres or Net Revenue Interest of Seller in any Property to an amount less than the Net Acres or Net Revenue Interest set forth on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property and do not obligate Seller to bear a Working Interest for such Property in any amount greater than the Working Interest set forth on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property (without at least a proportionate increase in the Net Revenue Interest from that shown on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property);

(i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of rights-of-way, facilities and equipment, to the extent such rights do not (or would not reasonably be expected to), individually or in the aggregate, materially impair the value, ownership, operation and/or use of any of the Assets and to the extent that same do not, individually or in the aggregate, reduce the Net Acres or Net Revenue Interest of Seller in any Property to an amount less than the Net Acres or Net Revenue Interest set forth on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property and do not obligate Seller to bear a Working Interest for such Property in any amount greater than the Working Interest set forth on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property (without at least a proportionate increase in the Net Revenue Interest from that shown on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property);

(j) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(k) liens created under Leases or Rights-of-Way that are included in the Assets or arising by operation of applicable Law in respect of obligations that are not yet due;

(l) any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing and for which supporting documentation, that is reasonably sufficient to Buyer, is provided to Buyer prior to the Closing; and

(m) the terms and conditions of the Material Contracts set forth on Schedule 4.8 as of the Execution Date to the extent that same do not (or would not reasonably be expected to), individually or in the aggregate, either (i) reduce the Net Acres or Net Revenue Interest of Seller in any Property to an amount less than the Net Acres or Net Revenue Interest set forth on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property or (ii) obligate Seller to bear a Working Interest for such Property in any amount greater than the Working Interest set forth on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property (without at least a proportionate increase in the Net Revenue Interest from that shown on Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, for such Property).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in the definition of “Assets”.

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Post-Closing Date” shall mean the date that is ninety (90) days after the Closing Date.

“Pre-Closing Tax Return” shall have the meaning set forth in Section 15.2(c).

“Preferential Purchase Right” shall have the meaning set forth in Section 11.5(a).

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.

“Proceeding” shall mean any suit, action, charge, audit, investigation, inquiry or other legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation.

“Production” shall have the meaning set forth in the definition of “Assets”.

“Properties” shall have the meaning set forth in the definition of “Assets”.

“Property Taxes” shall mean ad valorem, real property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon or measured by the operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in the definition of “Assets”.

“Related Party” shall mean, with respect to any Person, (a) any director, officer, manager, member, partner, employee, equity holder or stockholder of such Person, and (b) any Affiliate of any Person described in clause (a).

“Related Party Contract” shall mean any Contract entered into between (x) Seller or any of its Affiliates, on the hand, and (y) any other Related Party, on the other hand.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Remediation” shall mean the implementation and completion of the most commercially reasonable and cost effective remedial, removal, response, construction, closure, disposal or other corrective actions specified or allowed under Environmental Laws to correct or remove an Environmental Condition, and which ensures that the affected Asset is left in a condition at least as good, or better, than prior to the non-compliance or occurrence giving rise to the Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to Seller’s interest prior to the consummation of the transactions contemplated by this Agreement) of the Remediation of such Environmental Condition.

“Representatives” shall mean, with respect to a Person, such Person’s managers, members, directors, officers, employees, contractors, investment bankers, reserve engineers, attorneys, accountants and other advisors and representatives.

“Required Consents” shall have the meaning set forth in Section 4.4.

“Retained Obligations” means any and all obligations and/or Liabilities, known or unknown, to the extent that they are attributable to, arise out of, based upon or are otherwise related to (a) the Excluded Assets (regardless of whether such Liabilities arise prior to, on or after the Effective Time); (b) Third Party claims caused by or related to breaches by Seller or any of its Affiliates of any Contract or Lease occurring prior to or in connection with the Closing and/or the assignment of any interest therein to Buyer; (c) fines or penalties of any kind levied by a Governmental Authority and attributable to the ownership or operation of the Assets prior to the Closing; (d) Suspense Funds and the administration thereof to the extent such Suspense Funds (i) accrued and (ii) were not transferred or otherwise credited (as a downward adjustment to the Purchase Price pursuant to Section 3.3(b)(vii)) to Buyer prior to or in connection with the Closing; (e) any of Seller’s or its Affiliates’ Employees (including, for purposes of clarity, all Liabilities with respect to Taxes or employee benefit arrangements related to all such Employees) except for Liabilities related to any of Seller’s or its Affiliates’ Employees terminated by such party and hired by Buyer or any of its Affiliates to the extent such Liability arises after the date such Employee is hired by Buyer or any of its Affiliates; (f) death or personal injury to Third Party individuals related to or arising out of Seller’s ownership or operation of the Assets occurring prior to the Closing Date; (g) Seller’s, any of its Affiliate’s or any of its or their respective Representatives’ fraud, gross negligence or willful misconduct; (h) any matters set forth on Schedule 4.7; (i) Environmental Liabilities associated with the disposal or transportation of any Hazardous Substances from the property associated with the Assets to any location not on such property or lands pooled or unitized therewith and attributable to the period of Seller’s ownership of the Assets and prior to the Closing Date; (j) any Gap Period Property Losses; (k) any Trade Payable Obligations; (l) Seller’s or any of its Affiliates’ Income Taxes; or (m) the interest in the Assets conveyed to Buyer pursuant to the terms of this Agreement to the extent such Liabilities are attributable to the period prior to the applicable Effective Time and relate in any manner to the use, ownership and/or operation of any and/or all of the Assets, including but not limited to all Liabilities and obligations attributable to such interest and time period relating in any manner to:

(A) furnishing makeup gas and/or settling Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Applicable Contracts that are included in the Assets;

(B) royalties, overriding royalties or other burdens on production attributable to the sale, prior to the Effective Time, of Hydrocarbons and fees (including Liabilities attributable to claims alleging undervaluation or underpayment thereof or wrongdoing, fault or strict liability relating thereto) relating to the Assets;

(C) Taxes attributable to the ownership or operations of the Assets for any Tax period (or portion thereof) ending prior to the Effective Time;

(D) any and all Operating Expenses that are attributable to the Assets for the period of time prior to the Effective Time; or

(E) Impact Fees attributable to or assessed with respect to the Assets for any period (or portion thereof) ending prior to the Effective Time.

“Rights-of-Way” shall mean all permits, licenses, servitudes, easements, fee surface, surface leases and rights-of-way used or held for use in connection with the ownership or operation of the Assets.

“Schedule Update” shall have the meaning set forth in Section 6.4.

“Scheduled Closing Date” shall have the meaning set forth in Section 9.1.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Sole Member” shall have the meaning set forth in Section 4.6.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Suspense Funds” shall have the meaning set forth in Section 4.18.

“Tax” or “Taxes” shall mean (i) all taxes, assessments, duties, levies, impact fees, unclaimed property and escheat obligations, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest and (ii) any liability in respect of any item described in clause (i) above that arises by reason of a Contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Tax Partnership” shall have the meaning set forth in Section 4.16.

“Tax Returns” shall mean any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Taxing Authority, including any amendments thereto.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Date” shall have the meaning set forth in Section 14.1(e).

“Termination Option Notice” shall have the meaning set forth in Section 6.4.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” shall have the meaning set forth in Section 11.3.

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect” shall mean any condition, defect or other matter that causes Seller to have less than Defensible Title with respect to any Asset (or portion thereof). Notwithstanding the foregoing, none of the following shall constitute a Title Defect:

(a) defects arising out of lack of information in Seller’s files;

(b) defects or irregularities that have been cured by applicable Laws of limitations or prescription; and

(c) defects or irregularities arising out of lack of survey, unless a survey is expressly required by applicable Laws.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(e).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Trade Payable Obligations” shall mean any and all Liabilities and obligations of Seller or any of its Affiliates to Third Parties (and all claims of Third Parties with respect to Seller or any of its Affiliates) that relate to (a) the furnishing of goods, labor, services and/or materials with respect to any of the Assets and/or the ownership, maintenance and/or operation thereof or that otherwise constitute trade payables of Seller or any of its Affiliates and (b) periods occurring (in-whole or in-part) on and/or prior to the Effective Time.

“Transaction Area” shall mean the area specifically delineated on the map attached hereto as Schedule TA.

“Transaction Documents” shall mean this Agreement, the Assignment(s) and each other document that is contemplated to be executed and delivered pursuant to or in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(b).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Ultimate Owner” shall have the meaning set forth in Section 4.6.

“Undeveloped Acreage” shall mean any Land or other acreage not pooled, communitized or unitized with or otherwise committed to a “Unit”.

“Units” shall have the meaning set forth in the definition of “Assets”.

“Updated Exhibit A” shall have the meaning set forth in Section 6.5.

“Warren AFEs” shall mean those Authorization for Expenditures described on Schedule 1.1.

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” shall have the meaning set forth in the definition of “Assets”.

“Working Interest” shall mean, with respect to any Property, the decimal interest share of all rights and obligations of any kind or character to bear the costs and expenses of exploration, maintenance, development, production, plugging and abandonment and operations of such Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect”. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. At the Closing, subject to the terms and conditions of this Agreement, and effective as of the Effective Time, Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase and pay for, all of Seller’s right, title and interest, whether legal, equitable, present, contingent or reversionary, in and to the Assets.

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets and all Retained Obligations.

2.3 Revenues and Expenses. Subject to, and without limitation of, the terms and conditions of this Agreement, Seller shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production of Hydrocarbons therefrom and proceeds related thereto) and shall remain responsible for all Operating Expenses, in each case, attributable to the period of time prior to the Effective Time. Subject to, and without limitation of, the terms and conditions of this Agreement, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production of Hydrocarbons therefrom and proceeds related thereto), and shall be responsible for all Operating Expenses, in each case, attributable to the period of time from and after the Effective Time. Without limitation of the Party’s respective indemnity obligations, representations, warranties, covenants and agreements set forth in this Agreement, all Operating Expenses that are: (a) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer. “Operating Expenses” means all ordinary course operating expenses (including Property Taxes, but excluding, in all cases, all Insurance Policies (including insurance premiums or any other costs of insurance attributable to Seller’s and/or its Affiliates’ insurance and to all coverage periods except to the extent of any costs and expenses attributable to the time period between the Effective Time and the Closing so long as such Insurance Policies are in effect during such period)) and capital expenditures incurred in connection with the ownership and/or operation of the Assets in the ordinary course of business, subject to compliance with Section 6.1, and, where applicable, in accordance with each Material Contract and each Applicable Contract that is not required to be set forth on Schedule 4.8 under this Agreement, and overhead costs charged to the Assets under any applicable joint operating agreement by any Person that is not Seller or an Affiliate of Seller, but excluding Liabilities attributable to (i) personal injury or death, property damage or violation of any Law, (ii) the Remediation of any Environmental Condition under applicable Environmental Laws, (iii) obligations with respect to Imbalances, (iv) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (v) obligations to pay any Taxes other than Property Taxes or (vi) any of the Retained Obligations. Notwithstanding anything in this Agreement to the contrary, Seller shall remain responsible for (and Buyer shall have no responsibility for nor shall the Purchase Price be adjusted upward for) any amounts paid by or on behalf of Seller from and after the Effective Time in connection with curing or attempting to cure and/or Remediate, as applicable, any Title Defect, Environmental Defect, breach or purported breach of this Agreement by Seller or any Retained Obligation. Subject to, and without limitation of, the other terms and conditions set forth in this Agreement, after the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Assets, shall be Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000) (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller by wire transfer in same day funds to a bank account of Seller (the details of which shall be provided to Buyer in writing prior to the Closing Date) as and when provided in this Agreement.

3.2 Deposit. Contemporaneously with the execution of this Agreement, Buyer, Seller and JPMorgan Chase Bank, N.A., located in Houston, Texas, as the escrow agent (the “Escrow Agent”) are entering into an escrow agreement in substantially the form attached hereto as Exhibit H (as ultimately executed and delivered, the “Escrow Agreement”), and within two (2) Business Days following the Execution Date, Buyer will deposit into the escrow account contemplated by the Escrow Agreement (the “Escrow Account”) an earnest money deposit equal to Eight Hundred Twelve Thousand Five Hundred Dollars ($812,500) (the “Deposit”). The Deposit shall accrue interest at the rate established by the Escrow Agent. In the event the transactions contemplated by this Agreement are consummated in accordance with the terms hereof, the Deposit plus interest shall be released as set forth in the Escrow Agreement. In the event the Closing does not occur and the transactions contemplated by this Agreement are not consummated the Deposit, plus interest, will be released to Seller or returned to Buyer, in each case, as provided in Article XIV. For federal income tax purposes, the interest earned on the Deposit shall be reported (a) by Buyer if the Deposit is returned to Buyer or credited against the Purchase Price at Closing, and (b) by Seller if the Deposit is paid to Seller as provided in Article XIV.

3.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”; provided, however, that the Purchase Price shall not be adjusted by any amount (upward or downward) for any matter related to any of the Excluded Assets or Retained Obligations:

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to the value of all Hydrocarbons attributable to the Assets in tanks (including inventory but excluding linefill) as of the Effective Time, the value to be based upon the applicable contract price in effect as of the Effective Time (net to Seller’s interest therein), less any (A) amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such Production (including, for purposes of clarity, any applicable transportation, marketing and gathering fees) and (B) Property Taxes and/or sales or other similar Taxes deducted by the purchaser(s) of such Production;

(ii) an amount equal to all Operating Expenses, the amount of the Warren AFEs, and other documented Third Party costs and expenses (including, for purposes of clarity, pre-paid expenses) paid or otherwise borne by Seller or its Affiliates that are, in accordance with GAAP, attributable to the Assets after the Effective Time, whether incurred before or after the Effective Time, including, for purposes of clarity, (A) bond and insurance premiums incurred by or on behalf of Seller after the Effective Time and prior to the Closing (solely to the extent that such bond and insurance premiums are applicable to bonds and/or Insurance Policies that are wholly-related to the ownership and/or operation of the Assets), (B) royalties or other burdens upon, measured by or payable out of proceeds of Production, and (C) rentals and other lease maintenance payments, but, excluding all costs to cure and/or Remediate, as applicable, any Title Defects, Environmental Defects and/or casualty or condemnation matters under Section 11.4 or to obtain any Required Consents (or waivers thereof) or waivers of any of the Preferential Purchase Rights;

(iii) an amount equal to all Property Taxes prorated to Buyer in accordance with Section 15.2(b), but actually paid by or otherwise borne by Seller or its Affiliates; and

(iv) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to all proceeds of any kind received by or behalf Seller or any of its Affiliates attributable to Seller’s interest in the Assets from and after the Effective Time up to the Closing, including the sale of Hydrocarbons produced from the Assets or allocable thereto, net of any Property Taxes paid by or on behalf of Seller or any of its Affiliates in connection therewith, if and to the extent, such Taxes were not reimbursed to Seller or any of its Affiliates, as applicable, by the purchaser of such production;

(ii) if Seller makes (or is deemed to have made) the election under Section 11.2(c)(i) with respect to any uncured Title Defect, the Title Defect Amount with respect to such Title Defect;

(iii) an amount equal to all Operating Expenses and other documented Third Party costs and expenses (including, for purposes of clarity, pre-paid expenses) of any kind that are paid or otherwise borne by Buyer or any of its Affiliates that are, in accordance with GAAP, attributable to the Assets prior to the Effective Time, whether incurred before or after the Effective Time;

(iv) if Seller makes (or is deemed to have made) the election under Section 12.1(b)(i) with respect to any uncured Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(v) the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(c)(ii), Section 11.5 or Section 12.1(b)(ii);

(vi) the amount of all Property Taxes prorated to Seller in accordance with Section 15.2(b) but not paid, payable or otherwise borne by Seller or any of its Affiliates prior to Closing;

(vii) an amount equal to the Suspense Funds; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

3.4 Preliminary Settlement Statement. Not less than five (5) Business Days prior to the Scheduled Closing Date, Seller shall prepare in good faith and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in good faith by Seller in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amounts, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 9.3(d). Within two (2) Business Days of receipt of the Preliminary Settlement Statement, Buyer may (without waiving any of its rights under this Agreement) deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement (based upon what Buyer actually has knowledge of at such time) and the Parties shall thereafter cooperate in good faith to finalize the Preliminary Settlement Statement prior to the Closing. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.4.

3.5 Final Settlement Statement. On or before one hundred and twenty (120) days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared in good faith by Seller based on actual income and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”) (including all calculations related to the determination thereof) and which shall include reasonably sufficient documentation (to the extent available to Seller or otherwise in Seller’s or any of its Affiliate’s or its or their respective Representative’s possession or control) to support each such adjustment and related calculation. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Not later than thirty (30) days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and a reasonable explanation of any such changes and the reasons therefor (based upon what Buyer actually has knowledge of at such time) (the “Dispute Notice”). In furtherance of the foregoing, Seller shall use commercially reasonable efforts to provide Buyer and its Representatives with (a) any information or data reasonably requested to the extent such information or data is within Seller’s or any of its Affiliates’ possession or control and (b) access to Seller’s Representatives during normal business hours and as Buyer may reasonably request in connection with its review of such statement or supporting documentation. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price, shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within ten (10) days of such agreement to the owed Party. All amounts paid pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.6 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within fourteen (14) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty (20) pages or less and submit such summaries to Grant Thornton LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller. If (a) either Party at any time delivers written notice to the other Party of its good faith determination that Grant Thornton LLP cannot, or can no longer continue to, impartially serve as the Accounting Arbitrator for any reason (such written notice, an “Accounting Arbitrator Partiality Notice”) or (b) Grant Thornton LLP declines to serve as the Accounting Arbitrator, then, if the Parties are unable to mutually agree upon Grant Thornton LLP’s replacement within ten (10) days following the earlier to occur of the date upon which (i) a Party delivers an Accounting Arbitrator Partiality Notice to the other Party and (ii) Grant Thornton LLP provides written notice to each of the Parties that it will not serve as the Accounting Arbitrator, then each Party will nominate a candidate to be the replacement Accounting Arbitrator, and such candidates so nominated by the Parties shall together determine the replacement Accounting Arbitrator.

3.7 Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that the unadjusted Purchase Price shall be allocated among the Assets as set forth in Exhibit A-1 or Exhibit A-2, as applicable. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset in Exhibit A-1 or Exhibit A-2, as applicable, and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller also agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of Section 3.8, and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to Preferential Purchase Right holders or in other documents or notices relating to the transactions contemplated by this Agreement.

3.8 Allocation of Consideration for Tax Purposes. Seller and Buyer agree that the portion of the Purchase Price, as adjusted, attributable to the Assets and the Assumed Obligations and other amounts treated for Tax purposes as consideration for a sale transaction (to the extent known at such time) (collectively, the “Allocable Amount”) shall be allocated among the various Assets for Tax purposes. The initial draft of such allocations shall be prepared by Buyer in a manner consistent with the related Allocated Values set forth in Exhibit A-1 and Exhibit A-2 and shall be provided to Seller no later than one hundred and twenty (120) days after the Closing. Seller and Buyer shall then cooperate to prepare a final schedule of the Allocable Amount among the Assets, which shall also be materially consistent with the Allocated Values (as adjusted, the “Allocation Schedule”). The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Seller and Buyer agree not to take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by applicable Law or with the consent of the other Party. The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the Assets described therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following as of the Execution Date and as of the Closing Date:

4.1 Organization, Existence and Qualification. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Oklahoma. Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law.

4.2 Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts. The execution, delivery and performance by Seller of this Agreement, each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein do not and will not (a) conflict with or result in a breach of any provisions of the operating agreement or other governing documents of Seller, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which Seller is a party or by which Seller, any of Seller’s interests in the Assets or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except that any matters described in clauses (b) and (c) above which would not have a Material Adverse Effect.

4.4 Consents. Except for (a) the consents set forth on Schedule 4.4 (such consents, the “Required Consents”), (b) Customary Post-Closing Consents and (c) the Preferential Purchase Rights set forth on Schedule 4.10, there is no restriction or prohibition on assignment of the Assets, including requirements for consents from Third Parties to any assignment (in each case) that Seller is required to obtain in connection with the transfer of any or all of Seller’s interest in or to any of the Assets by Seller to Buyer, or the consummation of the transactions contemplated by this Agreement by Seller. Notwithstanding the foregoing, Schedule 4.4 sets forth a true and complete listing of all consents that Seller is required to obtain by and/or under any of the Material Contracts in connection with the transfer of any or all of Seller’s interest in or to any of the Assets (including, for purposes of clarity, any of the Material Contracts) by Seller to Buyer under this Agreement, or the consummation of the transactions contemplated by this Agreement by Seller.

4.5 Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against, Seller or any Affiliate of Seller or the Assets.

4.6 Foreign Person. Seller is a disregarded entity as defined in Treasury Regulation §1.1445-2(b)(2)(iii). The sole member of Seller is LSB Chemical L.L.C., an Oklahoma limited liability company (the “Sole Member”), the sole member of the Sole Member is Consolidated Industries L.L.C., an Oklahoma limited liability company (the “Intermediate Owner”), and the sole member of the Intermediate Owner is LSB Industries, Inc., a Delaware corporation (the “Ultimate Owner”). None of Seller, Intermediate Owner, Ultimate Owner or the Sole Member is a “foreign person” within the meaning of Section 1445 of the Code.

4.7 Litigation. Except as set forth on Schedule 4.7, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending or, to Seller’s Knowledge, threatened (a) against, relating to or otherwise impacting (i) any of the Assets or (ii) Seller or any of its Affiliates with respect to any of the Assets, (b) against Seller or any of its Affiliates that would materially impair Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including Seller’s retention of the Retained Obligations) or (c) which would question the validity of this Agreement or any other action taken to be taken in connection herewith or seeking to prevent the consummation of any the transactions contemplated hereby or by any of the Transaction Documents. To Seller’s Knowledge, there exist no unsatisfied judgments of any Governmental Authority that would result in impairment or loss of Seller’s interest in all or any part of the Assets.

4.8 Material Contracts.

(a) Schedule 4.8 sets forth a true and correct list of all Applicable Contracts of the type described below (the Contracts required to be contained on such Schedule, collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller with respect to the Assets of more than $100,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller with respect to the Assets of more than $100,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase and sale, transportation, processing, gas balancing, marketing, forward sale or similar Applicable Contract (including any such Contract that includes a minimum volume commitment or take-or-pay or other similar arrangement);

(iv) any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that will be binding on Buyer or any of the Assets from and after the Closing;

(v) any farmout agreement, participation agreement, exploration agreement, joint exploration agreement, development agreement, joint operating agreement, unit agreement or similar Applicable Contract;

(vi) any Applicable Contract between Seller and (A) any Affiliate of Seller or (B) any Related Persons of Seller that will not be terminated prior to Closing;

(vii) any Applicable Contracts that contains or constitutes an area of mutual interest, non-compete, drag along rights, tag along rights, participation rights, or similar provisions pursuant to which any Person may be entitled to acquire an interest in any Property or which would restrict Buyer’s actions with respect to the Assets after the Closing;

(viii) any Applicable Contract that constitutes a lease (other than the Leases) under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) relates to the Assets, (B) cannot be terminated by Seller without penalty upon thirty (30) days or less notice and (C) involves an annual base rental of more than $50,000.00;

(ix) any Applicable Contract that would obligate Buyer to drill, complete, or consent to the drilling and/or completion of, additional wells or conduct other material development operations on the Assets after the Closing;

(x) any Applicable Contract to which Seller is a party for the provision, use, processing or analysis of seismic or geophysical data relating to the Assets, to the extent that such Applicable Contract and the geophysical and other seismic and related technical data and information obtained in connection therewith is transferable without the (i) payment of a fee or other penalty to any Third Party or (ii) receipt of the consent of any applicable Third Party (unless (x) Buyer agrees in writing to pay such fee or penalty and/or (y) such Third Party consent is received and/or waived);

(xi) any Applicable Contract, surface lease, easement or other surface use agreement entered into prior to the Effective Time relating to the Properties providing a Third Party with rights to a burden on the production of Hydrocarbons from or attributable to the Assets or payments triggered by the use of the relevant surface property for drilling or other purposes;

(xii) any guaranty or other agreement providing credit support in favor of the Third Party to any Applicable Contract described in subsections (i)-(xi) above; and

(xiii) all other Applicable Contracts that (A) will be binding upon Buyer or any of the Assets from and after the Closing and (B) could reasonably be expected to material to Buyer and/or the Assets (including the use, value, ownership and/or operation of any of the Assets) at any time following the Closing.

(b) Seller has furnished or made available to Buyer true, complete and accurate copies of the Material Contracts as in effect on the Execution Date (including all amendments, modifications and supplements thereto). Each of the Applicable Contracts listed on Schedule 4.8 is in full force and effect and Seller is not, and to Seller’s Knowledge, no other Person is, in breach or default thereunder and no circumstance exists that, with receipt of notice thereof, lapse of time, or both, would give rise to such a breach or default. None of Seller or any of its Affiliates has given to, or received from, any Third Party any notice of any action or intent to terminate or materially amend or supplement any Applicable Contract listed on Schedule 4.8.

4.9 No Violation of Laws. Except as set forth on Schedule 4.9, Seller is not in material violation of any applicable Laws with respect to its ownership and, to Seller’s Knowledge, its operation of the Assets. Except as set forth on Schedule 4.9, to Seller’s Knowledge, no Third Party operator of any of the Assets is in any material violation of any applicable Laws with respect to its operation of any such Assets. This Section 4.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.14.

4.10 Preferential Purchase Rights. Except as set forth on Schedule 4.10, there are no Preferential Purchase Rights that are applicable to the Assets or otherwise applicable to the transactions contemplated by this Agreement.

4.11 Royalties; Expenses; Etc. Other than the Suspense Funds and except as set forth on Schedule 4.11, (a) all royalties (including lessor’s royalties and non-participating royalties), overriding royalties, excess royalties, Hydrocarbon production payments and other burdens and payments due and payable by or on behalf of Seller with respect the Assets and the Hydrocarbons produced therefrom have been paid and (b) no expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets, royalties, overriding royalties and other burdens on production and amounts payable to co-owners of the Assets) are owed and delinquent in payment by Seller or any of its Affiliates that relate to the ownership or operation of the Assets.

4.12 Imbalances. To Seller’s Knowledge, there are no Imbalances associated with the Assets as of the Effective Time or the Execution Date.

4.13 Current Commitments. Schedule 4.13 sets forth, as of the Execution Date, all authorities for expenditures (“AFEs”) relating to the Assets for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date or which will be binding on Seller or any of the Assets on or after the Effective Time or Buyer (as Seller’s successor-in-interest) or any of the Assets on or after the Closing. As of the Execution Date, Seller has paid its proportionate share of all amounts due and payable with respect to the Warren AFEs.

4.14 Environmental.

(a) Except as set forth on Schedule 4.14(a), as of the Execution Date, there is no Environmental Claim pending in writing or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates with respect to the Assets or against any Person whose Liabilities for any Environmental Claim that has been contractually retained or assumed by Seller or any of its Affiliates with respect to any of the Assets.

(b) Except as set forth on Schedule 4.14(b), (i) as of the Execution Date, neither Seller nor any of its Affiliates has received written notice from any Person of any Release or disposal of any Hazardous Substance concerning any or all of the Assets that would reasonably be expected to (A) interfere with or prevent compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto or (B) give rise to or results in any common Law or other Liability of Seller or any of its Affiliates to any Person, and (ii) none of Seller, its Affiliates or, to Seller’s Knowledge, any Third Party operator of any of the Assets has committed any act or omission that could give rise to any Liabilities under any Environmental Law.

(c) To Seller’s Knowledge, neither Seller nor any of its Affiliates is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to remove or remediate any Hazardous Substances, (ii) to give notice to or receive approval from any Governmental Authority or other Person, (iii) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (iv) to alter, modify, renew, change or update any permit, license or other authorization of a Governmental Authority that is required or necessary in connection with Seller’s ownership or operation of any of the Assets or Seller’s or any of its Affiliate’s respective business of under Environmental Law.

4.15 Taxes and Impact Fees. Except as disclosed in Schedule 4.15:

(a) all Taxes and Impact Fees with respect to the Assets that have become due and payable have been properly paid in full and are not in arrears;

(b) all Tax Returns with respect to the Assets that are required to be filed have been duly and timely filed;

(c) all withholding tax requirements imposed with respect to the Assets have been satisfied in full in all material respects;

(d) there are no Encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Taxing Authority in connection with such Taxes) on the Assets, other than statutory liens for current Taxes not yet due;

(e) Seller has not received written notice of any pending claim (which remains outstanding) from any applicable Taxing Authority or any other Governmental Authority for assessment of Taxes or Impact Fees with respect to the Assets and, to Seller’s Knowledge, no such claim has been made or threatened;

(f) no audit, administrative, judicial or other proceeding related to Taxes with respect to the Assets has been commenced or is presently pending or, to Seller’s Knowledge, threatened;

(g) there is not in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to the Assets; and

(h) no extension of time within which to file any Tax Return with respect to the Assets is currently in effect.

4.16 Tax Partnerships. Except as set forth on Schedule 4.16, none of the Assets is held by or is subject to any contractual arrangement between Seller, on the one hand, and any other Person, on the other hand, whether owning undivided interests therein or otherwise, that is classified as a partnership for United States federal Tax purposes (a “Tax Partnership”) and no transfer of any part of the Assets pursuant to this Agreement will be treated as a transfer of an interest or interests in any such partnership, and, to the extent that any of the Assets are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes, except as set forth on Schedule 4.16, each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to the acquisition by Buyer of the Assets.

4.17 Brokers’ Fees. None of Seller or any of its Affiliates or their respective Representatives has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any of its Affiliates shall have any responsibility whatsoever.

4.18 Suspense Funds. Schedule 4.18 sets forth a true and correct list of (a) all funds and other proceeds of Production attributable to the Assets that are, as of the Execution Date, held in suspense and due and owing to any Person (collectively, the “Suspense Funds”), (b) a description of the source of such Suspense Funds and the reason they are being held in suspense, and (c) if known, the name or names of the Persons claiming such Suspense Funds or to whom such Suspense Funds are owed.

4.19 Wells. Except as set forth on Schedule 4.19, to Seller’s Knowledge, (a) all Wells have been drilled and completed in accordance with and within the limits permitted by all applicable Leases, Contracts and Laws; (b) no Well is subject to penalties on allowable after the Effective Time because of any overproduction or any other violation of applicable Laws and (c) there are no Wells or Personal Property that (i) Seller or the relevant Third Party operator thereof is obligated by any applicable Contracts or Laws to currently plug, dismantle and/or abandon, or (ii) have been plugged, dismantled or abandoned in a manner that does not comply with all applicable Laws (including Environmental Laws). To Seller’s Knowledge, all currently producing Wells (or Wells that are currently capable of producing Hydrocarbons, including, for purposes of clarity, shut-in Wells) are in an operable state of repair adequate to maintain normal operations in accordance with the methods and practices of a reasonably prudent operator of oil and gas properties in the Transaction Area, ordinary wear and tear excepted, and, without limiting the foregoing, do not contain junk or other obstructions which could reasonably be expected to materially interfere with drilling, completion, recompletion, reworking, stimulation and/or other operations on, with respect to, or otherwise affecting the Assets.

4.20 Status of the Leases. Except for scheduled expirations of Leases between the period of time from the Effective Time and the Execution Date as set forth on Schedule 4.20, (a) all of the Leases are in full force and effect as of the Execution Date, (b) neither Seller nor, to Seller’s Knowledge, any Third Party operator is in default with respect to any of its material obligations under any of the Leases and (c) (i) all Wells have been drilled and completed within the limits permitted by each Lease and Applicable Contract applicable and/or relevant to such Well and (ii) there is no Well located on or in any of the Lands burdened by any Lease, any of the lands pooled, unitized or communitized therewith or any of the Units that, as of the Execution Date, is required by or under any applicable Law or Applicable Contract to be plugged and/or abandoned (or re-plugged and/or re-abandoned). Except as set forth on Schedule 4.20, none of Seller, any of its Affiliates or, to Seller’s Knowledge, any Third Party operator of any of the Assets has received any written notice of default or breach under any of the Leases which default or breach has not been cured or remedied to the satisfaction of the applicable lessor. Except for the Suspense Funds, to Seller’s Knowledge, all bonus monies, rentals, minimum royalties, shut-in royalties and other payments due and payable by or on behalf Seller under the terms of the Leases or with respect thereto, including lease operating expenses, capital expenses, joint interest billings and other costs and expenses attributable to the ownership and operation of the Assets have been timely and properly paid and are not in arrears.

4.21 Applicable Contracts Subject to Confidentiality Restrictions. To Seller’s Knowledge, there are no Applicable Contracts to which Buyer will not have access prior to the Closing as a result of confidentiality restrictions burdening such Applicable Contracts.

4.22 Operation of the Assets. Neither Seller nor any of its Affiliates is, or has at any time prior to the Closing been (or deemed to have been), the operator of any of the Assets.

4.23 Personal Property. Except as set forth on Schedule 4.23, to Seller’s Knowledge, (a) the Personal Property is in an operable state of repair adequate to maintain normal operations in accordance with the methods and practices of a reasonably prudent operator of oil and gas properties in the Transaction Area, ordinary wear and tear excepted and (b) Seller and each Third Party operator of any of the Properties, collectively have all material easements, rights of way, licenses and authorizations, from all Governmental Authorities and Third Parties as are necessary to access, construct, operate, maintain and repair the Personal Property in the ordinary course of business as currently conducted with respect to the Assets and in material compliance with all applicable Laws (including Environmental Laws).

4.24 Credit Support. Schedule 4.24 accurately sets forth a true and complete list of (a) all bonds, letters of credit, guarantees and other forms of credit support currently maintained, posted or otherwise provided by Seller or any of its Affiliates and relating to the Assets or any of the Assumed Obligations (collectively, the “Credit Support”) and (b) a list of all pending claims and the claims history against such Credit Support since January 1, 2014. The Credit Support is of the type and in the amounts customarily maintained or posted by Persons similar to Seller and its Affiliates with respect to the ownership and operation of oil and gas-related assets similar to the Assets and is sufficient for compliance with all applicable Laws and Contracts to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound. True and complete copies of all Credit Support have been made available to Buyer prior to the Execution Date.

4.25 Insurance. Schedule 4.25 lists all of the insurance policies (and descriptions there, including deductibles) maintained by or on behalf of Seller or any of its Affiliates that provide coverage to the Assets and/or the ownership or operation thereof (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect.

4.26 Transactions with Affiliates. Except as set forth on Schedule 4.26, (a) none of Seller, its members, managers or officers are involved in any business arrangement or relationship with any of Seller’s Affiliates or have any Contracts with any of Seller’s Affiliates or any of their respective member, managers or officers relating to any of the Assets or the ownership or operation thereof, and (b) none of Seller’s members, managers or officers nor any of their respective Affiliates owns any property or right, tangible or intangible, which is used by (or held for use by) or that constitutes any of the Assets.

4.27 Surface Access. To Seller’s Knowledge, (a) the Rights-of-Way, licenses, permits, easements, and other surface rights agreements described in Exhibit D are in full force and effect and (b) Seller has a legal right of access to all of the Assets.

4.28 Casualty Events. Neither Seller nor any of its Affiliates has received written notice of (a) the occurrence of any Casualty Event or (b) any pending or threatened Casualty Event with respect to any of the Assets.

4.29 Production Contracts. Except as set forth on Schedule 4.29, Seller’s interests in the Assets are not subject to any Contract for the sale of the Production attributable to periods after the Effective Time, other than Contracts that may be terminated by not more than thirty (30) days prior written notice. Except as set forth on Schedule 4.29, Seller’s interests in the Assets are not subject to or burdened by any obligation under a sales, take-or-pay, gas balancing, marketing, hedging, forward sale or similar arrangement, to deliver the Production attributable to such interest in the Assets without receiving payment at the time of or subsequent to delivery, or to deliver the Production in the future for which payment has already been received (e.g., a “forward” sale contract).

4.30 Records. The Records have been maintained in the ordinary course of Seller’s business, and Seller has not intentionally omitted any material information from the Records.

4.31 Governmental Authorizations. Except as set forth on Schedule 4.31(a), (a) Seller or, to Seller’s Knowledge, another operator of any of the Assets, has obtained and is maintaining all federal, state and local Governmental Authority licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, bonds, letters of credit, guarantees and other surety arrangements and applications therefor (the “Governmental Authorizations”) that are reasonably necessary or required for the ownership and/or operation of any of the Assets (excluding those required under Environmental Laws, which are addressed in Section 4.14), the lack of which would reasonably be expected to impair Buyer’s (as Seller’s successor-in-interest) ownership and/or operation of the Assets from and after the Closing in a material manner and (b) each such Governmental Authorization held by Seller and, to Seller’s Knowledge, each such Governmental Authorization held by any other operator of any of the Assets, is in full force and effect and has been duly and validly issued. To Seller’s Knowledge, all such Governmental Authorizations are set forth on Schedule 4.31(b).

4.32 Non-Consent Operations. Except as set forth on Schedule 4.32, no operations are being conducted or have been conducted on any of the Assets with respect to which Seller has elected to be a non-consenting party under any operating agreement or other Contract and with respect to which all of Seller’s rights have not yet reverted. Seller has made a timely and affirmative election to participate in the operations contemplated by the Warren AFEs in accordance with the terms and conditions of the applicable Contract providing Seller with the right to elect to participate in the operations contemplated by the Warren AFEs.

4.33 Related Party Contracts and Arrangements. Except as set forth on Schedule 4.33, (a) none of Seller, its members, managers, officers or employees are involved in any business arrangement or relationship or any Related Party Contracts with any of Seller’s Related Parties relating to any of the Assets or the ownership and/or operation thereof that, in each case, will (i) not be terminated on or prior to the Closing or (ii) be applicable to, binding upon or otherwise burden any of the Assets and/or the ownership, operation, development and/or use of any of the Assets from and after the Closing and (b) none of Seller’s members, managers, directors, officers or employees nor any of their respective Affiliates owns any property, right or interest, tangible or intangible, which is used by (or held for use by) or that constitutes any of the Assets.

4.34 Trade Payables. Except as set forth on Schedule 4.34, there are no unpaid (or underpaid) debts of Seller or any of its Affiliates that constitute Trade Payable Obligations and which debts, if unpaid, could result in the creation of a Encumbrance against any of the Assets.

4.35 Areas of Mutual Interest. To Seller’s Knowledge, except as set forth on Schedule 4.35 (a) no Asset is subject to (or has related to it) any area of mutual interest agreements or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments from and after the date of this Agreement and (b) since the date of this Agreement, none of Seller or any of its Affiliates has received any notice (whether written or oral) from any Person with respect to such Person’s (or any of its Affiliates’) acquisition of, or intention to acquire, any assets, properties or other interests with respect to which Seller or any of its Affiliates has a right (whether arising under or pursuant to any Applicable Contract or otherwise) to elect to participate in the acquisition or intended acquisition (or to otherwise acquire all or any portion) of such assets, properties or other interests.

4.36 Tag-Along Rights. Schedule 4.36 sets forth a true and complete list of all of the Applicable Contracts establishing or containing any tag-along or other similar rights of any Person that are applicable to any of the Assets, including with respect to a transfer of all or any portion of any of the Assets, whether in connection with the transactions contemplated by this Agreement, any other Transaction Document or otherwise.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller the following as of the Execution Date and as of the Closing Date:

5.1 Organization, Existence and Qualification. Buyer is a limited liability company duly formed and validly existing under the Laws of the jurisdiction of its formation and Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law. As of the Closing, Buyer will be duly licensed or qualified to do business in the Commonwealth of Pennsylvania.

5.2 Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.4 Consents. Except for Customary Post-Closing Consents, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that Buyer is required to obtain in connection with the transfer of the Assets from Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against, Buyer or any Affiliates of Buyer.

5.6 Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s actual knowledge, threatened in writing, against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or to perform any of its obligations hereunder.

5.7 Financing.

(a) As of the Execution Date, Buyer has in place financing and equity commitments, which commitments are sufficient to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

(b) At the Closing, Buyer will have sufficient cash in immediately available funds with which to pay the Purchase Price (less the Deposit), consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

5.8 Regulatory. Immediately prior to and at the Closing, Buyer shall be qualified to own oil, gas and mineral leases in all jurisdictions where the Assets are located.

5.9 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has, notwithstanding anything herein to the contrary, relied on (or be deemed to have relied on) or shall rely on (a) the express terms of this Agreement (including all representations, warranties, covenants and agreements of Seller set forth herein) and in the other Transaction Documents and (b) its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any of Seller’s Representatives. Buyer acknowledges and affirms that on or prior to Closing, Buyer will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transaction contemplated hereunder; provided, however, no such investigation, verification, analysis or evaluation (or absence thereof) shall reduce, modify, release or waive any of Seller’s obligations (including indemnity obligations) or Liabilities, representations, warranties, covenants, or agreements hereunder or under any of the other Transaction Documents or the special warranty of Defensible Title set forth in the Assignment(s).

5.10 Brokers’ Fees. None of Buyer or any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

5.11 Accredited Investor. As of the Closing, Buyer will be an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Conduct of Business.

(a) Except (x) as set forth on Schedule 6.1 and (y) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, and shall cause each of its Affiliates to, from and after the Execution Date until the Closing:

(i) conduct its business with respect to the Assets in the ordinary course consistent with past practices as if Seller were going to continue to own the Assets from and after the Closing Date and without regard to the existence of this Agreement;

(ii) maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Seller;

(iii) not consent to or otherwise cause or permit the surrender, termination of (unless the term thereof expires pursuant to the provisions existing therein as set forth in Schedule 4.20), material amendment, extension and/or surrender of any Lease or Right-of-Way (or, for purposes of clarity, any of its rights or interests under any Lease or Right-of-Way);

(iv) not waive, compromise or settle any right, claim or proceeding attributable to any of the Assets unless such right, claim or proceeding involves monetary losses only in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00);

(v) except for emergency operations, not commence, propose, or agree to participate in any single operation, capital expenditure, or construction of fixed assets with respect to the Assets with an anticipated cost in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate;

(vi) not make any non-consent elections with respect to any operation affecting the Assets;

(vii) maintain in full force and effect the Insurance Policies and all other insurance relating to the Assets, in the types and amounts consistent with Seller’s past practice;

(viii) maintain in full force and effect any material license, permit and other approval from a Governmental Authority related to the Assets to the extent required to be maintained by Seller;

(ix) notify Buyer reasonably promptly of any occurrence or change affecting the Properties of which Seller becomes aware that could reasonably be expected to result in costs or other liabilities in excess of Fifty Thousand Dollars ($50,000.00), net to Seller’s interest;

(x) not enter into any material agreement, Contract or commitment which, if entered into prior to the Execution Date, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any Applicable Contract, except any such Contracts that are terminable by Seller with notice of sixty (60) days or less without penalty or detriment;

(xi) not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained; and

(xii) not commit (or cause or permit any other Person) to do anything otherwise prohibited by any of the foregoing provisions of this Section 6.1(a).

(b) Buyer acknowledges that Seller owns undivided interests in the properties comprising the Assets and that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any of its Affiliates shall not constitute a breach of the provisions of this Section 6.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

6.2 Replacement of Credit Support. To the extent transferable, Seller shall transfer, or cause to be transferred, all such Credit Support to Buyer on or before the Closing Date. To the extent that any Credit Support is not transferable, on, before or after the Closing Date, Seller shall provide written notice to Buyer thereof not later than ten (10) Business Days prior to the Scheduled Closing Date, and thereafter, Buyer shall use commercially reasonable efforts to obtain, or cause to be obtained in the name of Buyer, replacements for such Credit Support as may be reasonably necessary to consummate the transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to cooperate in good faith with Buyer with respect to matters related to Buyer’s replacement of any Credit Support pursuant to this Section 6.2. From and after the Closing, Buyer and Seller shall use commercially reasonable efforts to cooperate in good faith to cause the cancellation of the Credit Support by or on behalf of Seller and/or its Affiliates with respect to the Assets.

6.3 Record Retention. Buyer, for a period of two (2) years following the Closing, will (a) retain the Records, (b) provide Seller, its Affiliates and its and their respective Representatives with access to the Records (to the extent that Seller has not retained the original or a copy thereof) during normal business hours for review and copying at Seller’s sole cost and expense, and (c) provide Seller, its Affiliates and its and their respective Representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s sole cost and expense.

6.4 Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing obligation until the date that is five (5) Business Days prior to the Scheduled Closing Date to add, supplement or amend the Schedules to its representations and warranties with respect to any matter first arising on or after the Execution Date which, if existing or of which such Seller had Knowledge on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules (a “Schedule Update”). For all purposes of this Agreement, including for the purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed not to include any information contained therein on the Execution Date. In addition, if (a) Seller believes in good faith that as a result of any event, fact or circumstance set forth in any Schedule Update Buyer has the right to terminate this Agreement pursuant to Section 14.1(f) and notifies Buyer in writing that Buyer has such right (such notice, a “Termination Option Notice”) and (b) Buyer elects to close (or fails to elect to terminate this Agreement pursuant to Section 14.1(f)), then the disclosures relating to such event, fact or circumstance in such Schedule Update shall be deemed to be incorporated into and included on the Schedules to this Agreement as of the Execution Date and no Buyer Indemnified Party shall be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

6.5 Updates to Exhibit A. The Parties acknowledge and agree that (a) Exhibit A is intended to list the Net Acres, Net Revenue Interest and Working Interest held and owned by Seller in and to each of the Leases as of the Effective Time and immediately prior to the Closing, (b) as of the Execution Date, the Net Acres, Net Revenue Interest and Working Interest held and owned by Seller in and to each of the Leases has been omitted from Exhibit A and (c) between the Execution Date and the date that is five (5) Business Days prior to the Scheduled Closing Date, Seller shall prepare and deliver to Buyer a supplemented and updated version of Exhibit A in form and substance reasonably acceptable to Buyer (as determined by Buyer in its reasonable discretion) (the “Updated Exhibit A”) setting forth the Net Acres, Net Revenue Interest and Working Interest held and owned by Seller in and to each of the Leases as of the Effective Time and immediately prior to the Closing, as determined by Seller in good faith, together with all relevant supporting documentation and information upon which Seller has relied in making such determination.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment or satisfaction by Seller or waiver in writing by Buyer (subject to applicable Laws), on or prior to the Closing, of each of the following conditions:

7.1 Representations and Warranties. Except as waived or consented to in writing by Buyer, each of the representations and warranties of Seller set forth in Article IV of this Agreement (a) that are qualified by the term “material” or contain terms such as “Material Adverse Effect” or other terms or dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct in all respects at and as of the Execution Date and at and as of the Closing Date as though such representations and warranties were made on the Closing

Date (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date) and (b) that are not so qualified, shall be true and correct in all material respects at and as of the Execution Date and at and as of the Closing Date as though such representations and warranties were made on the Closing Date (except to the extent that a representation or warranty specifically relates to an earlier date, in which case as of such earlier date).

7.2 Performance. Seller shall have performed or complied in all material respects with all obligations, agreements, covenants and conditions contained in this Agreement as to which performance, compliance or satisfaction by Seller is required at any time prior to or at the Closing Date.

7.3 No Legal Proceedings. No suit, action or other proceeding by any Third Party shall be pending, or threatened, before any Governmental Authority (a) seeking to restrain, prohibit, enjoin or declare illegal, or (b) seeking material damages in connection with, the transactions contemplated by this Agreement.

7.4 Title Defects; Environmental Defects; Preferential Purchase Rights; Required Consents. Without giving effect to the Defect Deductible, as applicable, the aggregate amount of (a) all Title Defect Amounts determined to Buyer’s reasonable satisfaction under Section 11.2(e) prior to the Closing, plus (b) all Remediation Amounts for Environmental Defects in Environmental Defect Notices, plus (c) the aggregate amount by which the Purchase Price is reduced in accordance with Section 11.5, shall not exceed an amount equal to ten percent (10%) of the unadjusted Purchase Price.

7.5 Closing Deliverables. (a) Seller shall have delivered to Buyer (i) the officer’s certificate described in Section 9.3(f) and (ii) the Updated Exhibit A in accordance with Section 6.5, and (b) Seller shall be ready, willing and able to deliver to Buyer at the Closing the other documents and items required to be delivered by Seller under Section 9.3.

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment or satisfaction by Buyer or waiver in writing by Seller (subject to applicable Laws), on or prior to the Closing, of each of the following conditions:

8.1 Representations and Warranties. Except as waived or consented to in writing by Seller, each of the representations and warranties of Buyer set forth in Article V of this Agreement (a) that are qualified by the term “material” or contain terms such as “Material Adverse Effect” or other terms or dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct in all respects at and as of the Execution Date and at and as of the Closing Date as though such representations and warranties were made on the Closing Date (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date) and (b) that are not so qualified, shall be true and correct in all material respects at and as of the Execution Date and at and as of the Closing Date as though such representations and warranties were made on the Closing Date (except to the extent that a representation or warranty specifically relates to an earlier date, in which case as of such earlier date).

8.2 Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements, covenants and conditions contained in this Agreement as to which performance, compliance or satisfaction by Buyer is required at any time prior to or at the Closing Date.

8.3 No Legal Proceedings. No suit, action or other proceeding by any Third Party shall be pending, or threatened, before any Governmental Authority (a) seeking to restrain, prohibit, enjoin or declare illegal, or (b) seeking material damages in connection with, the transactions contemplated by this Agreement.

8.4 Title Defects; Environmental Defects; Preferential Purchase Rights; Required Consents. Without giving effect to the Defect Deductible, as applicable, the aggregate amount of (a) all Title Defect Amounts determined to Buyer’s reasonable satisfaction under Section 11.2(e) prior to the Closing, plus (b) all Remediation Amounts for Environmental Defects in Environmental Defect Notices, plus (c) the aggregate amount by which the Purchase Price is reduced in accordance with Section 11.5, shall not exceed an amount equal to ten percent (10%) of the unadjusted Purchase Price.

8.5 Closing Deliverables. (a) Buyer shall have delivered to Seller the officer’s certificate described in Section 9.3(g) and (b) Buyer shall be ready, willing and able to deliver to Seller at the Closing the other documents and items required to be delivered by Buyer under Section 9.3.

ARTICLE IX

CLOSING

9.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur at 2:00 p.m. (Central Time) on June 26, 2017 (the “Scheduled Closing Date”), or such other date as Buyer and Seller may agree upon in writing. The date on which the Closing occurs shall be the “Closing Date”.

9.2 Place of Closing. Subject to the terms and conditions of this Agreement, the Closing shall be held at the offices of Willkie Farr & Gallagher LLP located at 600 Travis Street, Suite 2310, Houston, Texas 77002, or such other place as Buyer and Seller may agree upon in writing.

9.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute, acknowledge and deliver the Assignment(s), in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located.

(b) Seller and Buyer shall execute and deliver assignments, on appropriate forms, of state and other Leases of Governmental Authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(d) Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price (less the amount of the Deposit).

(e) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) substantially in the form of Exhibit E, certifying that that Seller (or, if Seller is disregarded for U.S. federal income tax purposes, its regarded owner) is not a foreign person within the meaning of the Code.

(f) Seller shall execute and deliver an officer’s certificate, dated as of Closing and substantially in the form of Exhibit F, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(g) Buyer shall execute and deliver an officer’s certificate, dated as of Closing and substantially in the form of Exhibit G, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(h) Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release and deliver to Seller an amount equal to the Deposit and all interest accrued thereon.

(i) Seller shall deliver to Buyer mortgage releases, lien releases, UCC-3 and other release documents, in form and substance reasonably acceptable to Buyer, to evidence the release of any and all Encumbrances (other than Permitted Encumbrances) relating to the Assets and created by, through or under Seller or any of its Affiliates.

(j) Seller and Buyer shall execute and deliver letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Seller and reasonably satisfactory to Buyer to reflect the transactions contemplated hereby.

(k) If, and to the extent (i) reasonably requested by Buyer and (ii) Buyer and Seller have agreed upon a mutually agreeable form of transition services agreement prior to the Scheduled Closing Date, then, Buyer and Seller shall execute and deliver a transition services agreement in substantially the form so mutually agreed upon by the Parties.

(l) Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

9.4 Records. In addition to the obligations set forth under Section 9.3 within ten (10) days following the Closing, Seller shall deliver to Buyer possession of the Records. Seller and Buyer shall each bear fifty percent (50%) of the costs of delivering possession of the Records to Buyer.

ARTICLE X

ACCESS/DISCLAIMERS

10.1 Access.

(a) From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of the Third Party operator(s) of the Assets (which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer, its Affiliates and its and their respective Representatives (collectively, the “Buyer’s Representatives”) reasonable access at Seller’s office (if applicable) during normal business hours, to (i) Seller’s and its Affiliates’ respective Representatives, (ii) the Assets, (iii) all Records in Seller’s, its Affiliates’ or any of their respective Representatives’ possession, custody or control; provided that Seller is only required to use its commercially reasonable efforts to cause any Third Party to provide access to any Records to which Seller may have custody or control but which are not in Seller’s or its Affiliates’ possession and (iv) all documents, materials and information set forth on Schedule 10.1.

(b) Subject to obtaining any required consents of the Third Party operator(s) of the Assets, Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I environmental property assessments) with respect to any Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access).

(c) Before conducting any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Assets, Buyer shall (i) furnish Seller with a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities and (ii) obtain the prior written consent of Seller and any Third Party operator(s) to undertake such Invasive Activities. If any of the proposed Invasive Activities may unreasonably interfere with normal operation of the Assets, Seller may request an appropriate modification of the proposed Invasive Activity. Any Invasive Activities shall be conducted by a reputable environmental consulting or engineering firm and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Buyer’s Representative”. Buyer shall obtain all permits necessary to conduct any approved Invasive Activities from any applicable Governmental Authorities; provided, that, upon request, Seller shall use commercially reasonable efforts to provide Buyer with assistance (as reasonably requested by Buyer) that may be necessary to secure such permits. Seller shall have the right, at its option, to split with Buyer any samples collected pursuant to approved Invasive Activities.

(d) Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and the Third Party operator(s) to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operator(s). Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY (I) LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES OR ANY THIRD PARTY OPERATOR OF ANY OF THE ASSETS AND (II) LIABILITIES THAT WERE (A) EXISTING PRIOR TO SUCH INSPECTIONS OR (B) DISCOVERED BY (BUT NOT CAUSED IN CONNECTION WITH) BUYER’S ACCESS OR INSPECTION.

10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and that such Confidential Information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall, except as provided in Section 15.17, terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) Confidential Information related to assets other than the Assets).

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV AND SECTION 11.1(b) OF THIS AGREEMENT, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT(S) OR IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(f) (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT(S) OR IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(f), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV AND SECTION 11.1(b) OF THIS AGREEMENT, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT(S) OR IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(f), SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(c) OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV AND THE CORRESPONDING REPRESENTATION CONTAINED IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(f), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS EXPRESSLY SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN ARTICLE IV, OR THE CORRESPONDING REPRESENTATION CONTAINED IN THE CERTIFICATE DELIVERED AT THE CLOSING BY SELLER PURSUANT TO SECTION 9.3(f), BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(d) Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.3 are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE XI

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1 Seller’s Title.

(a) General Disclaimer of Title Warranties and Representations. Except for the special warranties of Defensible Title provided by Seller in Section 11.1(b) and in the Assignment(s), and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and, except for Buyer’s remedies for a breach by Seller of Section 6.1, Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranties of Defensible Title contained in Section 11.1(b) and in the Assignment(s).

(b) Special Warranty of Defensible Title. The Assignment(s) delivered at Closing will contain a special warranty of Defensible Title by, through and under Seller and its Affiliates, subject, however, to the Permitted Encumbrances, but not otherwise. From and after the Closing and without limitation of Section 11.1 or Section 11.2, the special warranty of Defensible Title set forth in this Assignment(s) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to title to the Assets. Except for the special warranty of Defensible Title set forth in the Assignment(s), Buyer, without limitation of Section 11.1 or Section 11.2, on behalf of itself and its successors, assigns and insurers, from and after the Closing releases, remises and forever discharges Seller from any and all claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer might now or subsequently may have, based on, relating to or arising out of, any failure to have Defensible Title or other deficiency in or Encumbrance on title to any Asset.

11.2 Notice of Title Defects ; Defect Adjustments.

(a) Title Defect Notices. Prior to 5:00 p.m. Mountain Time on June 12, 2017 (the “Title Claim Date”), Buyer must deliver claim notices to Seller meeting the requirements of this Section 11.2 (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which Buyer intends to assert as a Title Defect pursuant to this Section 11.2. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect (including any alleged variance in the Net Acres, Net Revenue Interest and/or Working Interest, as applicable) and the Asset, or portion thereof, affected by such Title Defect (each a “Title Defect Property”) and (ii) the value of such Title Defect, as reasonably determined by Buyer in accordance with Section 11.2(e).

(b) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time until the date that is five (5) days prior to the Closing Date (the “Cure Period”) any Title Defects of which it has been advised by Buyer.

(c) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2 is not waived in writing by Buyer or cured on or before the Closing to Buyer’s reasonable satisfaction, then, subject to the Defect Deductible, Seller shall, at its sole option, elect to:

(i) reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 11.2(e) or Section 11.3;

(ii) if the Title Defect Amount applicable to Title Defect equals or exceeds the Allocated Value of the applicable Title Defect Property, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(c);

provided, however, in each instance Seller may elect the options set forth in clause (ii) above only to the extent Buyer consents in writing after the Execution Date to be bound by and subject to such option with respect to such Title Defect Property (such consent to be exercised, withheld, conditioned or delayed at the sole discretion of Buyer). Seller shall be deemed to have elected, in all cases, the option set forth in Section 11.2(c)(i) except to the extent that (A) Buyer consents in writing to be bound by and subject to the option set forth in clause (ii) above and Seller also elects such option or (B) Seller is permitted to, and elects to, terminate this Agreement under Section 14.1(c).

(d) Exclusive Remedy. Except for Buyer’s (i) remedies for a breach by Seller of Section 6.1(a)(xi), (ii) rights under the special warranties of Defensible Title contained in the Assignment(s) and (iii) rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(c) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title or any other title matter with respect to any Asset.

(e) Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is (A) undisputed by Buyer, Seller and any applicable Third Party and (B) liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) If the Title Defect asserted is that the Net Acres or Net Revenue Interest attributable to any Title Defect Property is less than that stated in Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, or the Working Interest attributable to any Title Defect Property is greater than that stated in Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, then the Title Defect Amount shall take into account the relative change in the interest from Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable, and the applicable Allocated Value attributed to such Title Defect Property;

(iv) if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder;

(vi) such other factors as are reasonably necessary to make a proper evaluation;

(vii) if a Title Defect does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and

(viii) notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(f) Title Deductibles. Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect (or series of related Title Defects) unless (i) the sum of (A) the Title Defect Amounts of all such Title Defects (excluding any Title Defects cured by Seller), plus (B) all Remediation Amounts of all Environmental Defects (excluding any Environmental Defects cured by Seller) exceeds (ii) the Defect Deductible (which, for purposes of clarity, shall be reduced on a dollar-for-dollar basis with respect to any Assets which Seller excludes or otherwise retains under Sections 11.2(c)(ii), 11.5 or 12.1(b)(ii)), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects (and, for purposes of clarity, Environmental Defects) in excess of such Defect Deductible.

11.3 Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects and Title Defect Amounts prior to the Closing. If Seller and Buyer are unable to agree by the Closing, the Title Defects and Title Defect Amounts in dispute (collectively, the “Disputed Title Matters”) shall be exclusively and finally resolved pursuant to this Section 11.3. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Property is located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the end of the Cure Period (the “Title Arbitrator”). In the event the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then each Party will nominate a candidate to be the Title Arbitrator, and such candidates so nominated by the Parties shall together determine the Title Arbitrator. The arbitration proceeding shall be held in Denver, Colorado. The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(e) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Disputed Title Matter is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Disputed Title Matter and subject to this Section 11.3, (a) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (b) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.5, Section 3.6 or this Article XI, as applicable.

11.4 Casualty Loss. If, after the Effective Time but prior to the Closing Date, all or a portion of the Assets are destroyed by fire or other casualty (excluding normal wear and tear, and changes in production characteristics), or if all or a portion of the Properties is taken or threatened to be taken in condemnation or under the right of eminent domain (each, a “Casualty Event”), Seller shall (i) promptly deliver to Buyer written notice of such Casualty Event with reasonable detail of the nature of such Casualty Event and (ii) at the Closing, (A) pay to Buyer all sums received by Seller or any of its Affiliates from any Third Parties with respect to such Casualty Event and (B) assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s and its Affiliates’ right, title and interest (if any) in and to any insurance claims, unpaid awards and other rights against any Person arising out of or in connection with such Casualty Event. Seller shall not compromise, settle or adjust any amounts payable by reason of any Casualty Event without the prior written consent of Buyer.

11.5 Preferential Purchase Rights; Required Consents.

(a) With respect to each preferential purchase right, right of first refusal or similar right (each, a “Preferential Purchase Right”) that is set forth on Schedule 4.10 and each Required Consent that is set forth on Schedule 4.4, Seller shall (i) deliver all required notices to the holders of each such Preferential Purchase Right and/or Required Consent, as applicable, with respect thereto as soon as reasonably possible, but not later than three (3) Business Days after this Agreement is executed and delivered by the Parties, and all such notices shall be delivered in strict compliance with the applicable underlying agreements and (ii) provide Buyer with a true and correct copy of each such required notice promptly after Seller’s delivery thereof in accordance with this Section 11.5(a). Seller shall use commercially reasonable efforts to obtain such Required Consents (or waivers thereof) and waivers of such Preferential Purchase Rights. Seller covenants and agrees that it shall promptly provide written notice to Buyer upon becoming aware of any actual or threatened dispute or disagreement affecting or related to any Preferential Purchase Right or Required Consent.

(b) If (i) the time period for the exercise of any Preferential Purchase Right or Required Consent expires without exercise prior to the Closing, and there is no actual or threatened dispute or disagreement related thereto that Buyer has not waived in writing in its entirety, (ii) a Preferential Purchase Right is waived by the holder thereof in accordance with its terms prior to the Closing and there is no dispute with respect to such Preferential Purchase Right that Buyer has not waived in writing or (iii) a Required Consent is obtained from the applicable Third Party prior to the Closing, then Seller shall convey the Assets affected thereby to Buyer at the Closing.

(c) In the event that any Preferential Purchase Right is timely and validly exercised prior to the Closing (or, subject to the following sentence, after the Closing), the applicable Assets shall cease to be a part of this transaction and shall, for purposes of clarity, thereafter constitute Excluded Assets for all purposes of this Agreement, and the Purchase Price for the Assets shall be reduced by the Allocated Value of such Assets. In the event that (i) the time period for any such Preferential Purchase Right has not expired without exercise prior to the

Closing or (ii) there is, as of the Closing Date, any pending or threatened dispute or disagreement with respect to any matter related to any Preferential Purchase Right that Buyer has not waived in writing, then the Assets affected thereby shall be withdrawn from this transaction until, unless Buyer expressly agrees otherwise in writing, the earlier to occur of (A) the Post-Closing Date and (B) such time as the time period set forth in the applicable underlying agreement for the exercise of such Preferential Purchase Right expires or such Preferential Purchase Right is validly waived by the holder thereof upon which, if there is no there is no actual or threatened dispute or disagreement that Buyer has not waived in writing in its entirety with respect to such Preferential Purchase Right, Seller shall promptly assign such Assets to Buyer, and Buyer shall pay Seller the Allocated Value of the applicable Assets, as adjusted pursuant to Section 3.3.

(d) In the event that, (i) prior to the Closing, Seller is (A) unable to obtain any of the Required Consents (or waivers thereof in their entirety) or (B) the time period for the exercise of any such Required Consent has not expired without exercise or (ii) there is, as of the Closing Date, any pending or threatened dispute or disagreement with respect to any matter related to any Required Consent that Buyer has not waived in writing, then, in each case, subject to and without limitation of Section 11.5(e), the Assets affected thereby shall be excluded from the Assets conveyed to Buyer in connection with the Closing and the Purchase Price shall be reduced by the Allocated Value of such affected Assets. Notwithstanding the foregoing sentence, Buyer shall have the right, but not the obligation, to waive any Required Consent by delivering written notice to Seller. If such a waiver is delivered to Seller, Seller shall promptly assign to Buyer the Assets subject to such waived Required Consents, and Buyer shall pay Seller the Allocated Value of such Assets, as adjusted pursuant to Section 3.3.

(e) After the Closing, Seller shall use commercially reasonable efforts to obtain the Customary Post-Closing Consents and all other then-outstanding Required Consents within a reasonable time. If Seller obtains any of the then-outstanding Required Consents on or before the Post-Closing Date, Seller shall promptly assign to Buyer the Assets subject to such Required Consent, and Buyer shall pay Seller the Allocated Value of such Assets, as adjusted pursuant to Section 3.3. As between Buyer and Seller, with respect to any Asset for which a Required Consent has not been obtained by the Closing, (i) Seller shall hold such Asset as nominee for the Buyer, effective as of the Effective Time, (ii) Seller and Buyer shall treat and deal with such Asset as if full legal and equitable title to such Asset had pass from Seller to Buyer at the Closing, (iii) upon assignment, if any, to Buyer in accordance with this Section 11.5(e), (A) Buyer shall pay any costs and expenses associated with that Asset that would otherwise be Assumed Obligations and (B) Seller shall pay Buyer any revenues associated with such Property. Notwithstanding anything to the contrary herein, Seller acknowledges and agrees that it shall not liquidate its assets or otherwise wind-up its business if it is acting as nominee for Buyer with respect to any Asset under this Agreement. If any Required Consent has not been obtained on or before the Post-Closing Date, the Assets affected thereby shall cease to be a part of the transactions contemplated by this Agreement and all obligations and liabilities related thereto shall be deemed to be Retained Obligations.

ARTICLE XII

ENVIRONMENTAL MATTERS

12.1 Environmental Defects.

(a) Environmental Defect Notices. If Buyer discovers any Environmental Condition which, in its reasonable opinion, Buyer determines constitutes a violation or any incident of non-compliance of Environmental Law(s) (an “Environmental Defect”), Buyer shall promptly notify Seller within three (3) Business Days of such discovery and, in any event, not later than 5:00 p.m. Mountain Time on June 12, 2017 (the “Environmental Claim Date”). To be effective, notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (i) a description of the Environmental Condition constituting the asserted Environmental Defect(s), including the GPS coordinates of such Environmental Condition (when available), (ii) the Asset(s) (or portions thereof) affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) to the extent in Buyer’s possession, documentation, including any physical measurements or, to the extent permitted by Seller under Section 10.1, lab analyses or photographs, sufficient for Seller to verify the existence of the asserted Environmental Defect(s), (iv) the Allocated Value of each Environmental Defect Property, (v) the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect and (vi) the specific Environmental Law that Buyer believes is applicable to the alleged Environmental Defect and the alleged violation of such Environmental Law, if any. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representations contained in Article IV with respect to or otherwise related to Environmental Laws or the corresponding representation contained in the certificate delivered at the Closing by Seller pursuant to Section 9.3(f), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before Closing.

(b) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured to Buyer’s reasonable satisfaction on or before Closing, then, Buyer shall, at its sole option, elect to:

(i) reduce the Purchase Price by the Remediation Amount;

(ii) if the Remediation Amount applicable to an Environmental Defect equals or exceeds the Allocated Value of the applicable Environmental Defect Property, retain the entirety of such Environmental Defect Property that is subject to such Environmental Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property; or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(c);

provided, however, in each instance Seller may elect the option set forth in clause (ii) above only to the extent Buyer consents in writing after the Execution Date to be bound by and subject to any such option (such consent to be exercised, withheld, conditioned or delayed at the sole discretion of Buyer). Seller shall be deemed to have elected, in all cases, the option set forth in Section 12.1(b)(i) except to the extent that (A) Buyer consents in writing to be bound by and subject to the option set forth in clause (ii) above and Seller also elects such option or (B) Seller is permitted to, and elects to, terminate this Agreement under Section 14.1(c). If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder. Notwithstanding anything to the contrary in this Article XII, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any single Environmental Defect Property may exceed the Allocated Value of such Environmental Defect Property.

(c) Exclusive Remedy. Without limitation of and except as provided in Article XIII and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset.

(d) Environmental Deductibles. Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect (or series of related Environmental Defects) unless (i) the sum of (A) the Remediation Amounts of all such Environmental Defects (excluding any Environmental Defects cured by Seller), plus (B) the Title Defect Amounts of all such Title Defects (excluding any Title Defects cured by Seller) exceeds (ii) the Defect Deductible (which, for purposes of clarity, shall be reduced on a dollar-for-dollar basis with respect to any Assets which Seller excludes or otherwise retains under Sections 11.2(c)(ii), 11.5 or 12.1(b)(ii), or that otherwise become Excluded Assets pursuant to this Agreement), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects (and, for purposes of clarity, Title Defects) in excess of the Defect Deductible.

(e) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then each Party will nominate a candidate to be the Environmental Arbitrator, and such candidates so nominated by the Parties shall together determine the Environmental Arbitrator. The arbitration proceeding shall be held in Denver, Colorado. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer its share of any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, and subject to Section 12.1(d), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.5, Section 3.6 or this Section 12.1, as applicable.

12.2 NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, Remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. For the avoidance of doubt, no Environmental Condition involving NORM shall constitute the basis of an Environmental Defect unless such NORM results in measured radioactivity in excess of a level of 50 µR/hr (50 micro roentgen per hour) and more than 30 piC/gram for Radium 226 and Radium 228.

ARTICLE XIII

ASSUMPTION AND RETENTION; INDEMNIFICATION; SURVIVAL

13.1 Assumption and Retention of Liabilities and Obligations. Subject to, and without limitation of, Buyer’s rights to indemnity (or any of its rights to reimbursement of any costs and/or expenses) under this Agreement or any other Transaction Document, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of Seller’s obligations and Liabilities, known or unknown, to the extent arising from, based upon or attributable to the interest in the Assets conveyed to Buyer pursuant to the terms of this Agreement and arising from or relating to events occurring on or after the Effective Time, including, without limitation, the P&A Obligations (all of said obligations and Liabilities referenced in the foregoing provisions of this Section 13.1, subject to the exclusions below, are herein being referred to as the “Assumed Obligations”); provided, however, that Buyer does not assume (and has no obligation to assume), and the Assumed Obligations do not include, any obligations or Liabilities to the extent that they are attributable to, arise out of or are otherwise related to any of the Retained Obligations.

13.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in this Article XIII, Seller shall be responsible for, shall pay on a current basis and hereby agrees to defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and other Representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a) any breach by Seller of any of its representations or warranties contained in Article IV or in the certificate delivered at the Closing by Seller pursuant to Section 9.3(f);

(b) any breach of Seller’s covenants or agreements contained in this Agreement that are by their nature required to be performed prior to the Closing;

(c) any breach of any of Seller’s other covenants or agreements contained in this Agreement;

(d) the Excluded Assets; and

(e) the Retained Obligations.

13.3 Indemnities of Buyer. Effective as of the Closing, subject to the limitations set forth in this Article XIII, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and hereby agrees to defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and other Representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article V or in the certificate delivered at the Closing by Buyer pursuant to Section 9.3(g);

(b) any breach of Buyer’s covenants or agreements contained in this Agreement that are by their nature required to be performed prior to the Closing; and

(c) the Assumed Obligations.

13.4 Limitation on Liability.

(a) Seller shall not have any liability for any indemnification under Section 13.2(a) (other than the liability with respect to the breach or failure of any of the Fundamental Representations) unless and until the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible and then only to the extent such Liabilities exceed One Hundred Sixty-Two Thousand Five Hundred Dollars ($162,500) (the “Indemnity Deductible”); provided, that the adjustments to the Purchase Price under Section 3.5 and any payments in respect thereof shall not be limited by this Section 13.4(a).

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 13.2(a) (other than any obligation to indemnify the Buyer Indemnified Parties hereunder for any breach or failure of any of the Fundamental Representations), in the aggregate, for an amount of Liabilities in excess of thirty percent (30%) of the unadjusted Purchase Price; provided, however, that in no event shall Seller be required to indemnify the Buyer Indemnified Parties hereunder for an amount of Liabilities, in the aggregate, exceeding an amount equal to one hundred percent (100%) of the unadjusted Purchase Price.

(c) Notwithstanding anything herein to the contrary, for purposes of determining the indemnity obligations set forth in this Article XIII, when calculating the amount of Liabilities incurred, arising out of or relating to any such breach or inaccuracy of any of (i) Seller’s representations or warranties contained in Article IV or in the certificate delivered at the Closing by Seller pursuant to Section 9.3(f) or (i) Buyer’s representations or warranties contained in Article V or in the certificate delivered at the Closing by Buyer pursuant to Section 9.3(g), all references to materiality, Material Adverse Effect and other similar qualifications (or correlative terms) contained in such representation or warranty will be disregarded.

13.5 Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMPTION OF THE ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.6 Exclusive Remedy.

(a) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Section 10.1(d), Article XIII and the Assignment(s) contain the Parties’ exclusive remedies against each other with respect to this Agreement and the transactions contemplated hereby, except in instances of fraud.

(b) Without limitation of (i) the special warranty of Defensible Title set forth in the Assignment(s) or (ii) Section 15.20, any and all Claims for the breach of any representation, warranty, agreement or covenant contained herein, or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement, shall be subject to the provisions set forth in this Article XIII. Except for the rights and remedies expressly stated in this Agreement (including those set forth Section 13.2, Section 15.20 and in the indemnification provisions of this Article XIII) and without limitation of the special warranty of Defensible Title set forth in the Assignment(s), if the Closing occurs, each Party shall be deemed to have irrevocably disclaimed, waived and released any and all rights and remedies, at Law or in equity, against the other Party for any Claims arising in connection with or related to this Agreement, and the transactions contemplated hereby, including any right of contribution under any and all applicable Laws.

13.7 Indemnification Procedures. All claims for indemnification under Section 10.1(d), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a) For purposes of Section 10.1(d) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 10.1(d) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 10.1(d) or this Article XIII.

(b) To make a claim for indemnification under Section 10.1(d), Section 13.2 or Section 13.3, an Indemnified Party shall notify in writing the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Section 10.1(d), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Indemnity Deductible or otherwise), the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate (at the sole cost and expense of the Indemnifying Party) in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, (ii) settle any Claim or consent to the entry of any judgment with respect thereto which contains or imposes any obligation, limitation, Liability, sanction or restriction upon the Indemnified Party and/or its Affiliates or the conduct of any business by the Indemnified Party and/or its Affiliates or (iii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8 Time Limitations.

(a) Notwithstanding anything to the contrary herein and subject to the terms and conditions this Section 13.8, (i) all of the representations and warranties of the Parties set forth herein, except for the Fundamental Representations (which shall survive indefinitely), shall survive the Closing until the date that is fourteen (14) months after the Closing Date, (ii) all covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period specified therein and (iii) any Claims asserted in good faith by or on behalf of an Indemnified Party for indemnification by any Indemnifying Party for which such Indemnified Party has delivered a bona fide Claim Notice to the applicable Indemnifying Party on or before the expiration date applicable to the relevant representation, warranty, covenant or agreement giving rise to such Claims, the indemnification obligations under this Article XIII shall remain in full force and effect with respect to such Claims until the final resolution of such Claims.

(b) Subject to Section 13.8(a), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, that, notwithstanding the foregoing, Seller’s covenants and agreements as set forth in Section 13.2(c) applicable to, or to be performed by, Seller shall survive the Closing indefinitely.

(c) Notwithstanding anything to the contrary herein, any Claims asserted in good faith by or on behalf of an Indemnified Party for indemnification by any Indemnifying Party for which such Indemnified Party has delivered written notice on or before the expiration date applicable to the relevant representations, warranty, covenant or agreement giving rise to such Claims, the indemnification obligations under this Article XIII shall remain in full force and effect until the final resolution of such Claims.

13.9 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10 Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually received by any such Indemnified Party under the relevant insurance arrangements.

13.11 Non-Compensatory Damages. Notwithstanding anything to the contrary set forth herein, none of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, and Buyer, on behalf of itself and each of the other Buyer Indemnified Parties, and Seller, on behalf of itself and each of the other Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby, except to the extent any lost profits constitute general damages or direct damages (it being agreed and understood that none of such lost profits are waived), and except to the extent any Buyer Indemnified Party or Seller Indemnified Party, as applicable, is required to pay punitive, special, indirect or consequential damages (including loss of profits, revenue or production and costs of defense and reasonable attorney’s fees incurred in connection with defending against any such damages) to a Third Party that is not a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against any such damages) shall not be excluded by this provision as to recovery hereunder. Notwithstanding anything in this Section 13.11 to the contrary, nothing in this Section 13.11 shall be construed as limiting any Person’s ability to recover any direct, reasonably foreseeable damages suffered or incurred by such Person.

13.12 Tax Treatment of Indemnification Payments. For all Tax purposes, Buyer and Seller agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Article XIII as an adjustment to the Purchase Price.

13.13 Mitigation. Each Party shall use commercially reasonable efforts to mitigate or minimize any Liabilities arising from or related to a claim for indemnification arising under or pursuant to this Agreement.

ARTICLE XIV

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated:

(a) by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied or waived in writing by Seller as of the Closing Date, except for such conditions that by their nature may only be satisfied at or in connection with the occurrence of the Closing;

(b) by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied or waived in writing by Buyer as of the Scheduled Closing Date, except for such conditions that by their nature may only be satisfied at or in connection with the occurrence of the Closing;

(c) by Buyer if the condition set forth in Section 7.4 has not been satisfied on the Closing Date or by Seller if the condition set forth in Section 8.4 has not been satisfied on the Closing Date;

(d) at any time prior to the Closing by the mutual written agreement of Buyer and Seller;

(e) by Seller or Buyer if the Closing shall not have occurred on or before July 10, 2017 (the “Termination Date”); or

(f) by Buyer, at Buyer’s option, if Buyer receives a Termination Option Notice; provided, that if Buyer fails to exercise its right to terminate this Agreement pursuant to this Section 14.1(f) within ten (10) Business Days following its receipt of a Termination Option Notice from Seller, then Buyer shall be deemed to have waived its right to terminate this Agreement as a result of such Termination Option Notice;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (e) above if such Party or any of its Affiliates are at such time in material breach of any provision of this Agreement.

14.2 Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 14.1, except for the provisions of Sections 1.1, 10.1(d), 10.2, 10.3, 13.11, this Section 14.2, Section 14.3, Section 14.4 and Article XV (other than Sections 15.2(b), 15.7 and 15.8), and any other provision hereof which, by its very nature, must survive such termination so as to carry out the stated intent of Buyer and Seller, this Agreement shall forthwith become void and of no further force or effect.

14.3 Distribution of Deposit Upon Termination.

(a) If this Agreement is terminated by Seller pursuant to Section 14.1(a) or Section 14.1(e), and on the Scheduled Closing Date or the Termination Date, as applicable, Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein in all material respects which are to be performed or observed at Closing, and Buyer has failed to perform or observe any of its agreements or covenants contained herein which are to be performed or observed at Closing and at such time all of Buyer’s conditions to closing in Article VII are satisfied or have been waived in writing by Buyer, then Seller may terminate this Agreement by delivery of written notice to Buyer in which case the Escrow Agent shall be jointly directed by Buyer and Seller to promptly deliver the Deposit to Seller as liquidated damages and Seller’s sole and exclusive remedy for any breach or failure to perform by Buyer under this Agreement, and thereafter all other rights and remedies arising under this Agreement (except for the provisions that survive pursuant to Section 14.2, which shall remain in full force and effect) are hereby expressly waived by Seller. Seller and Buyer agree upon the Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount would be a reasonable estimate of Seller’s loss in the event of any such breach or failure to perform by Buyer. Upon such termination by Seller under this Section 14.3(a), Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(b) If this Agreement is terminated by Buyer pursuant to Section 14.1(b) or Section 14.1(e), and on the Scheduled Closing Date or the Termination Date, as applicable, Buyer has performed or is ready, willing and able to perform all of its agreements and covenants contained herein in all material respects which are to be performed or observed at Closing, and Seller has failed to perform or observe any of its agreements or covenants contained herein which are to be performed or observed at Closing and at such time all of Seller’s conditions to closing in Article VIII are satisfied or have been waived in writing by Seller, then Buyer may terminate this Agreement by delivery of written notice to Seller in which case the Escrow Agent shall be jointly directed by Buyer and Seller to promptly deliver the Deposit to Buyer as liquidated damages and Buyer’s sole and exclusive remedy for any breach or failure to perform by Seller under this Agreement, and thereafter all other rights and remedies arising under this Agreement (except for the provisions that survive pursuant to Section 14.2, which shall remain in full force and effect) are hereby expressly waived by Buyer, and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c) In lieu of termination of this Agreement under Section 14.3(b), Buyer shall be entitled to specific performance of this Agreement, it being specifically agreed that monetary damages will not be sufficient to compensate Buyer if Buyer determines the same in its sole discretion. To seek specific performance and as a condition thereto, Buyer must deliver notice in writing to Seller of Buyer’s election to seek specific performance under this Section 14.3(c) within thirty (30) days counted from and after the Termination Date. If Buyer so elects to seek specific performance of this Agreement pursuant to this Section 14.3(c), the Deposit shall be held and retained by the Escrow Agent until a non-appealable final judgment or award on Buyer’s claim for specific performance is rendered by a court of competent jurisdiction, at which time the Deposit shall be distributed as provided in the judgment or award resolving the specific performance claim or shall be applied as provided in Section 3.2 and the Escrow Agreement. Seller hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to specifically enforce the terms and provisions of this Agreement or to enforce compliance with, the covenants and agreements of Seller under this Agreement. Buyer shall not be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement. The Parties hereto further agree that (x) by seeking the remedies provided for in this Section 14.3(c), including by the institution of a Proceeding, Buyer shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement (including those set forth in Section 14.1, Section 14.3(b) and Section 15.14) in the event that the remedies provided for in this paragraph are not available or otherwise are not granted, and (y) nothing set forth in this Section 14.3(c) shall require Buyer to institute any Proceeding for (or limit Buyer’s right to institute a Proceeding for) specific performance prior or as a condition to exercising any termination right under this Article XIV, nor shall the commencement of any Proceeding pursuant to this Section 14.3(c) restrict or limit in any respect Buyer’s right to terminate this Agreement in accordance with this Article XIV.

(d) If this Agreement terminates for reasons other than those set forth in Section 14.3(a), Section 14.3(b) or Section 14.3(c), Seller and Buyer shall promptly jointly direct the Escrow Agent to deliver the Deposit to Buyer, free of any claims by, through or under Seller or any Affiliate thereof, and the terms of Section 14.2 (subject to this Section 14.3(d)) shall apply.

14.4 Return of Documentation and Confidentiality. Upon a termination of this Agreement, (a) Buyer shall either, at Buyer’s sole option, (i) destroy or (ii) return to Seller or all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets and (b) an officer of Buyer shall confirm same to Seller in writing.

ARTICLE XV

MISCELLANEOUS

15.1 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement. Seller or Buyer and their respective counsel have received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignments), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne 50% by each of Seller and Buyer. To the extent that any sales, transfer, stamp, registration, use or similar Taxes (the “Transfer Taxes”) are payable by reason of the sale of the Assets under this Agreement, such Transfer Taxes shall be borne 50% by each of Seller and Buyer. The Parties shall cooperate with one another in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to Transfer Taxes). Any expenses, fees or costs incurred in connection with preparing or filing such Tax Returns shall be borne and paid 50% by each of Seller and Buyer. Seller shall assume responsibility for, and shall bear and pay, all Property Taxes assessed with respect to the ownership and operation of the Assets for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Property Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time (including all Straddle Period Property Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Property Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (A) in the case of Property Taxes that are attributable to the severance or production of Hydrocarbons, be allocated to the period in which the severance or production giving rise to such Property Taxes occurred, (B) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than Property Taxes described in clause (A) above), be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time; and (C) in the case of other Property Taxes, including ad valorem, property or other Property Taxes imposed on a periodic basis, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clarity, the Impact Fees for 2016, payable in 2017, will be allocable 100% to Seller. To the extent the actual amount of a Property Tax is not known at the time an adjustment is to be made with respect to such Property Tax pursuant to Section 3.4 or Section 3.5, the Parties shall utilize the most recent information available in estimating the amount of such Property Tax for purposes of such adjustment. Upon determination of the actual amount of any such Property Tax, payments will be made between Buyer and Seller to the extent necessary to cause the appropriate Party to bear the Property Taxes allocable to such Person under this Section 15.2(b).

(c) Seller shall timely file any Tax Return with respect to Property Taxes due on or before the Closing Date or that otherwise relates solely to periods before the Closing Date (a “Pre-Closing Tax Return”) and shall pay any Property Taxes shown due and owing on such Pre-Closing Tax Return, subject to Seller’s right of reimbursement for any Property Taxes for which Buyer is responsible under Section 15.2(b). Within fifteen (15) days prior to filing any such Pre-Closing Tax Return, Seller shall deliver to Buyer a draft of such Pre-Closing Tax Return for Buyer’s review and approval (which approval will not be unreasonably withheld or delayed).

15.3 Assignment. This Agreement may not be assigned by Buyer or Seller without the prior written consent of each Party; provided, that Buyer may assign its rights and obligations under this Agreement (in whole or in part) to (a) any one or more of its Affiliates, (b) any transferee of any material portion of the assets of Buyer or such Affiliates or (c) any lender to Buyer, any such transferee or any of their Affiliates as collateral security for borrowing. In the event the Parties consent to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred. Buyer shall provide written notice to Seller within one (1) Business Day of the consummation of an assignment which is permitted under this Section 15.3.

15.4 Preparation of Agreement. Seller, Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity.

(a) Seller and Buyer agree not to issue any public statement or press release concerning this Agreement or the transactions contemplated by it without first providing advance written notice to the other Party at least 24 hours prior to issuing such public statement or press release and allowing such other party reasonable opportunity to provide comment; provided, however, that neither Buyer nor Seller shall issue any public statement or press release that identifies the other Party without such other Party’s prior written consent.

(b) Nothing in this Section 15.5 shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent possible, prior written notification shall be given to the other Parties prior to any such announcement or statement.

15.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, addressed to Seller or Buyer, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyer shall have theretofore designated by written notice delivered to the other Parties:

If to Seller:

Zena Energy L.L.C.

c/o LSB Industries, Inc.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

Attention: Mark Behrman

Email: mbehrman@lsbindustries.com

with a copy to (which shall not constitute notice):

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, Oklahoma 73102-7103

Attention: Jeremy M. Black

Email: jeremy.black@mcafeetaft.com

If to Buyer:

BKV Chelsea, LLC

1200 17th Street

Suite 1850 Denver, Colorado 80202

Attention: Christopher P. Kalnin

Email: chriskalnin@kalninventures.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

600 Travis Street, Suite 2310

Houston, Texas 77002

Attention: Michael De Voe Piazza

Email: mpiazza@willkie.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Attention: Scott A. Arenare

Email: sarenare@willkie.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or Buyer may change the address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.7 Further Cooperation. From and after the Closing, Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as Seller or Buyer may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement, including (a) the sending of notices by Buyer to the counterparties of Leases and Applicable Contracts where the terms of such Lease or Applicable Contract require such notices to also be executed by Seller in order to effectuate the transfer of such Asset to Buyer and (b) providing assistance to Buyer in connection with the integration of the Assets into Buyer’s business, including matters with respect to the operation and maintenance of the Assets and matters reasonably incidental thereto. If any Party receives monies belonging to the other Party or for which such other Party is entitled hereunder or under any Transaction Document, such amount shall promptly be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party and such obligation is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each Party shall promptly pay its respective portion of such obligation or Liability to the applicable obligee.

15.8 Recordation of Documents. Without limitation of anything to the contrary set forth in this Agreement, promptly after the Closing, Buyer shall record all assignments of state Leases executed at the Closing, if any, in the records of the applicable Governmental Authority.

15.9 Entire Agreement; Conflicts.

(a) THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT AND EACH OTHER TRANSACTION DOCUMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF.

(b) SUBJECT TO AND WITHOUT LIMITATION OF SECTION 10.3, THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT OR SCHEDULE HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS OR SCHEDULES HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller, Buyer and their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11 Amendment. This Agreement may be amended only by an instrument in writing executed by the Party against whom enforcement is sought.

15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective Representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG SELLER AND BUYER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW, AND EXCLUDING ANY MATTERS ARISING UNDER REAL PROPERTY OR OIL AND GAS LAW, WHICH SHALL BE GOVERNED BY THE STATE IN WHICH THE PROPERTIES ARE LOCATED.

15.14 Arbitration; Jury Waiver. Except with respect to disputes involving (a) matters related to Title Defects, which shall be resolved in accordance with Section 11.3 and (b) matters related to environmental disputes, which shall be resolved in accordance with Section 12.1(e), all other disputes arising under this Agreement shall be determined by binding arbitration in accordance with this Section 15.14. Arbitration shall be commenced by either Party delivering to the other Party written notice (the “Arbitration Demand”) which shall set forth in reasonable detail the basis of the dispute. The Parties shall use their reasonable efforts to agree upon a single arbitrator, who (i) shall be a neutral, disinterested party who has never been or served as a Representative of any of the Parties or any of their Affiliates, (i) has at least ten (10) years of experience in the oil and gas industry, and (iii) who has a formal financial, accounting, petroleum engineering or legal education. If the Parties are unable to agree upon a mutually acceptable arbitrator on or before thirty (30) days after receipt of the Arbitration Demand, then each Party shall each select its own arbitrator on or before forty-five (45) days after receipt of the Arbitration Demand, and the two arbitrators so selected shall select a third arbitrator on or before sixty (60) days after receipt of the Arbitration Demand. The arbitration shall take place in Denver, Colorado, and shall be conducted under the complex litigation procedures of the American Arbitration Association. The hearing shall be commenced on or before sixty (60) days after the selection of the arbitrators. The Parties and the arbitrators shall proceed diligently and in good faith so that the arbitration award shall be entered on or before thirty (30) days after the arbitration hearing. The decision of the single arbitrator, if one, or the majority of the arbitrators, if more than one, shall be final, binding and non-appealable. The fees charged by the arbitrators for the arbitration shall be paid one-half by Buyer and one-half by Seller. The arbitrator(s) shall award the prevailing party its reasonable attorneys’ fees, expert witness fees and related out-of-pockets costs incurred with respect to the arbitration. Notwithstanding anything to the contrary herein, either Party may apply to any court of competent jurisdiction to enforce any arbitration award, specific performance or injunctive relief hereunder. EACH OF THE PARTIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY OTHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

15.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

15.17 Confidentiality. If Closing occurs, (a) subject to Buyer’s obligations under Section 10.2, the Confidentiality Agreement shall terminate with respect to Buyer and (b) for a period of one year following the Closing Date, Seller shall keep, and shall cause its Affiliates and its and their respective Representatives to keep, to the extent permitted by Law, confidential the Records and all information disclosed to Seller by Buyer pursuant to this Agreement (collectively, the “Confidential Information”), except for (i) such Confidential Information (A) that becomes, through no violation of the provisions of this Section 15.17 by Seller or its Affiliates or its and their respective Representatives, part of the public domain by publication or otherwise, (B) which is obtained by Seller or its Affiliates from a source that is not known to it to be prohibited from disclosing such Confidential Information to Seller or its Affiliates by an obligation of confidentiality to Buyer, or (C) which is developed independently by Seller or its Affiliates without use of the Confidential Information or (ii) disclosures of Confidential Information (A) in the course of any trial or other legal proceeding involving Seller or its Affiliates, (B) as required by any applicable securities Law or other Law (including any subpoena, interrogatory, or other similar requirement for such information to be disclosed) or the rules of any applicable national stock exchange, or (C) as reasonably necessary to allow Seller or its Affiliates to manage or operate the Excluded Assets. In any such circumstance outlined in clause (ii) above, Seller will promptly give Buyer written notice of such required disclosure and disclose only that portion of the Confidential Information as Seller is advised by counsel that it is reasonably required to disclose and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

15.18 No Vicarious Liability. Buyer and Seller shall not, and shall respectively cause the Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable, not to, assert or threaten any claim or other method of recovery, in contract, in tort or under statute or other applicable Law, against any Person other than Buyer and Seller. Buyer or Seller, as applicable, shall be liable for all attorneys’ fees and court costs arising from its breach of this Section 15.18.

15.19 Reliance. Notwithstanding anything to the contrary in this Agreement, (a) Buyer has relied upon and will be deemed to have relied upon for all purposes of this Agreement all of Seller’s indemnification obligations set forth in this Agreement or any other Transaction Document and all of Seller’s representations, warranties, covenants and agreements set forth in this Agreement and in each other Transaction Document (including, for purposes of clarity, the special warranty of Defensible Title set forth in the Assignment(s)) and (b) the waivers, assumptions, releases and disclaimers set forth in this Agreement and any other Transaction Document shall not limit any Party’s indemnification obligations, representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document.

15.20 Exclusivity. From and after the Execution Date until the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 14.1, Seller shall not, and shall cause each of its Affiliates and each of its and their respective Representatives not to, (a) enter into any agreement (binding or nonbinding), solicit, initiate, encourage, share information for the purpose of marketing or selling any or all of the Assets, or negotiate with any Person (other than Buyer or Buyer’s Representatives (solely in their respective capacities as a Representative of Buyer)) with respect to any other transaction involving the sale (whether by merger, stock or asset sale or any other similar acquisition, consolidation or combination of any of the foregoing) of any or all of the Assets or (b) assist, permit or encourage any effort or attempt by any Person (other than Buyer or Buyer’s Representatives (solely in their respective capacities as a Representative of Buyer)) to attempt to do or seek any of the foregoing. Notwithstanding the foregoing sentence, Seller, its Affiliates and each of its and their respective Representatives shall have the limited right to state in response to Third Party inquiries about the Assets that Seller is subject to the terms and conditions of a purchase and sale agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and agree that (i) any breach or threatened breach of this Section 15.20 by Seller or any of its Affiliates or any of their respective Representatives would cause irreparable harm to Buyer for which monetary damages would be an inadequate and insufficient remedy, (ii) without prejudice to any other rights or remedies available to Buyer under this Agreement, Buyer shall be entitled to seek equitable relief by way of injunction, specific performance or otherwise in the event Seller or any of its Affiliates or any of their respective Representatives breach or threaten to breach this Section 15.20 and (iii) the rights and remedies provided in this Section 15.20 will be cumulative and not exclusive of any rights or remedies available to Buyer under this Agreement, applicable Law or in equity.

[Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Execution Date.

SELLER:

ZENA ENERGY L.L.C., an Oklahoma limited liability company

By:	/s/ Daniel D. Greenwell
Name:	Daniel D. Greenwell
Title:	Executive Vice President

BUYER:

BKV CHELSEA, LLC, a Delaware limited liability company

By:	/s/ Christopher P. Kalnin
Name:	Christopher P. Kalnin
Title:	President

[Signature page to Purchase and Sale Agreement]